                                                                    EXHIBIT 10.4



                     AGREEMENT AND PLAN OF RECAPITALIZATION

                                     AMONG

                         CITICORP VENTURE CAPITAL LTD.,

                         THE KLINGELNBERG CORPORATION,

                              THE STOCKHOLDERS OF

                          THE KLINGELNBERG CORPORATION

                                      AND

                            CERTAIN STOCKHOLDERS OF

                        INTERNATIONAL KNIFE & SAW, INC.


                            DATED SEPTEMBER 17, 1996

                               TABLE OF CONTENTS

ARTICLE I                 PLAN OF RECAPITALIZATION                                                                      1
            1.1.          Amendment of Certificate of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . .   1
            1.2.          Exchange of Holding Company Stock; Purchase of Securities by CVC  . . . . . . . . . . . . .   2
            1.3.          The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
            1.4.          Estimated Net Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
            1.5.          Closing Balance Sheet; Adjustment to Recapitalization Distribution  . . . . . . . . . . . .   5
            1.6.          Company Stockholders' Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
            1.7.          Default by any Company Stockholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE II                REPRESENTATIONS AND WARRANTIES OF COMPANY STOCKHOLDERS                                        9
            2.1.          Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
            2.2.          Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
            2.3.          IKS Subsidiaries; Chinese Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . .  10
            2.4.          Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
            2.5.          Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
            2.6.          Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
            2.7.          Real Property; Plant and Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
            2.8.          Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
            2.9.          KRELP Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
            2.10.         Patents, Trademarks, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
            2.11.         Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
            2.12.         Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
            2.13.         Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
            2.14.         Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
            2.15.         Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
            2.16.         Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
            2.17.         Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
            2.18.         Authority; Effect of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
            2.19.         Employee Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
            2.20.         Products Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
            2.21.         Transactions with Related Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
            2.22.         Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
            2.23.         Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29





                                      (i)

ARTICLE III               REPRESENTATIONS AND WARRANTIES OF CVC                                                        30
            3.1.          Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
            3.2.          Corporate Power and Authority; Effect of Agreement  . . . . . . . . . . . . . . . . . . . .  30
            3.3.          Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
            3.4.          Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
            3.5.          Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
            3.6.          Purchase for Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE IV                COVENANTS OF COMPANY STOCKHOLDERS                                                            31
            4.1.          Cooperation by Company Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
            4.2.          Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
            4.3.          Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            4.4.          Resignations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            4.5.          Estoppel Certificates and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE V                 COVENANTS OF CVC AND THE HOLDING COMPANY                                                     33
            5.1.          Cooperation by CVC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            5.2.          Books and Records; Personnel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
            5.3.          Change of Name.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
            5.4.          Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE VI                CONDITIONS TO CVC'S OBLIGATIONS                                                              35
            6.1.          Representations, Warranties and Covenants of Company Stockholders . . . . . . . . . . . . .  35
            6.2.          No Prohibition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
            6.3.          Third Party Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
            6.4.          Governmental Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
            6.5.          Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
            6.6.          Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
            6.7.          Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
            6.8.          Exchange of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
            6.9.          Stockholders Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
            6.10.         Estoppel Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
            6.11.         Title Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
            6.12.         FIRPTA Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
            6.13.         Affiliate Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38





                                      (ii)

ARTICLE VII               CONDITIONS TO COMPANY STOCKHOLDERS' OBLIGATIONS                                              38
            7.1.          Representations, Warranties and Covenants of CVC  . . . . . . . . . . . . . . . . . . . . .  38
            7.2.          No Prohibition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
            7.3.          Third Party Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
            7.4.          Governmental Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
            7.5.          Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
            7.6.          Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
            7.7.          Stockholders Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
            7.8.          Affiliate Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE VIII              TERMINATION PRIOR TO CLOSING                                                                 40
            8.1.          Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
            8.2.          Effect on Obligations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE IX                SURVIVAL                                                                                     41
            9.1.          Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
            9.2.          General Indemnification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE X                 MISCELLANEOUS                                                                                50
            10.1.         Interpretive Provisions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
            10.2.         Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
            10.3.         Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
            10.4.         Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
            10.5.         Modification and Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
            10.6.         Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
            10.7.         Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
            10.8.         Governing Law; Consent to Jurisdiction. . . . . . . . . . . . . . . . . . . . . . . . . . .  53
            10.9.         Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
            10.10.        No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
            10.11.        Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53





                                     (iii)

                                    EXHIBITS

1.1-A       Restated Charter
1.1-B       Debentures
1.3         Escrow Agreement
6.9         Form of Stockholders Agreement


                              DISCLOSURE SCHEDULES


1.2         Company Stockholders; Exchange of Securities
2.1         Capitalization of the Holding Company and IKS
2.2         Organization
2.3         IKS Subsidiaries
2.4         Unaudited Pro Forma Interim Balance Sheet; Disclosed Liabilities
2.5         Changes or Events Since December 31, 1995
2.6         Real Property; Encumbrances
2.7         Real Property; Plant and Equipment
2.8         Leases
2.9         KRELP Property
2.10        Patent and Trademark Rights
2.11        Commitments
2.12        Litigation
2.13        Compliance with Laws
2.14        Environmental Matters
2.15        Employee Benefit Plans
2.16        Tax Matters
2.17        Required Consents
2.19        Employee Relations
2.20        Products Liability
2.21        Transactions with Related Parties
2.22        Insurance
9.2(a)(v)   Certain Environmental Matters





                                      (iv)

                                 DEFINED TERMS

                                                                                                                      Page
Annex . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Arbiter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Assumed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
Auditor's Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
Canadian Bank Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Cash  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
CERCLA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
CERCLIS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Chinese Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Claim Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Claim Response  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Closing Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Company Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Company Stockholders' Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Confidentiality Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Consolidated Net Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
CVC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Debentures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Deductible  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Defense Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Disclosure Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
Dispute Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Environmental Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Environmental Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
ERISA Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Escrow Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3





                                      (v)

Estimated Net Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Estoppel Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Excess Commitment Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Foreign Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
German Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Hazardous Material  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Holding Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Holding Company Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
IKS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
IKS Management Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
IKS Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
IKS Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Indemnitee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Indemnitor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
KRELP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
KRELP Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Leased Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Lessor Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Management Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Money Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
NPL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Owned Real Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Owned U.S Real Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Partnership Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Patent and Trademark Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Permitted Fee Title Exceptions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Pre-Closing Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Pro Forma Interim Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Recapitalization Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Released  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19





                                      (vi)

Remediation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Response Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Restated Charter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Retained Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Tax Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Taxing Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Title Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Title Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Title Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
TKC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
TKC Management Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
TKC Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Voluntary Participation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
Warranty Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42





                                     (vii)

                     AGREEMENT AND PLAN OF RECAPITALIZATION


         This Agreement and Plan of Recapitalization is made this 17th day of September, 1996, by and among CITICORP VENTURE CAPITAL LTD., a New York corporation ("CVC"), the undersigned stockholders (the "TKC Stockholders") of THE KLINGELNBERG CORPORATION, a Delaware corporation ("TKC" or the "Holding Company"), and the undersigned stockholders (the "Management Stockholders" and, together with the TKC Stockholders, "Company Stockholders") of INTERNATIONAL KNIFE & SAW, INC., a Delaware corporation ("IKS"; and collectively with TKC and the IKS Subsidiaries, the "Companies"), under the following circumstances:

         A. The Holding Company has issued and outstanding 90,210 shares of its Common Stock (the "Holding Company Stock"), no par value, all of which are owned by the TKC Stockholders. The Holding Company and the Management Stockholders are the owners of all the issued and outstanding capital stock of IKS. Prior to the Closing (as hereinafter defined), the Management Stockholders will exchange all of the issued and outstanding capital stock of IKS not owned by the Holding Company (the "IKS Management Stock") for 2,997.51 shares of Holding Company Stock (the "TKC Management Stock").

         B. The Board of Directors of the Holding Company deems it advisable and in the best interest of the Holding Company, and its stockholders, that the Holding Company adopt a plan of recapitalization pursuant to which the Holding Company will amend its certificate of incorporation, the Company Stockholders will exchange shares of common stock of the Holding Company for cash and certain securities of the Holding Company and CVC will purchase certain securities of the Holding Company, all on the terms and conditions set forth herein.

         C. It is intended that the transactions contemplated hereby be recorded as a recapitalization for financial reporting purposes.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements, and upon the terms and subject to the conditions, hereinafter set forth, the parties do hereby agree as follows:

                                   ARTICLE I

                            PLAN OF RECAPITALIZATION

       1.1. Amendment of Certificate of Incorporation. On or prior to the Closing Date (as hereinafter defined), the amended and restated certificate of incorporation of the Holding Company in the form attached hereto as Exhibit 1.1-A (the "Restated Charter") shall have been approved and filed with the Secretary of State of the State of Delaware as required by the Delaware General Corporation Law and the issuance by the Holding Company of $12 million principal amount of Junior Subordinated Debentures substantially in the form attached hereto as Exhibit 1.1-B (the "Debentures") shall have been authorized by the Board of Directors of the Holding Company. The Restated Charter shall, among other things, reflect the change of the name of the Holding Company to "IKS Corporation."

       1.2. Exchange of Holding Company Stock; Purchase of Securities by CVC. (a) On the Closing Date, after the Restated Charter has become effective, each Company Stockholder shall exchange such Company Stockholder's shares of Holding Company Stock for such Company Stockholder's (i) Aggregate Cash Payment, if any, (ii) shares of Class A Common Stock of the Holding Company ("Class A Stock"), if any, and shares of Preferred Stock of the Holding Company ("Preferred Stock"), if any, and (iii) the principal amount of Debentures, if any, all as set forth on Schedule 1.2, less the product of Estimated Net Debt and such Company Stockholder's Ownership Percentage set forth on Schedule 1.2. Each Company Stockholder's proportionate amount of Estimated Net Debt (i) shall reduce such Company Stockholder's Aggregate Cash Payment and (ii) to the extent such Company Stockholder's proportionate amount of Estimated Net Debt exceeds such Company Stockholder's Aggregate Cash Payment, shall reduce the number of shares of Class A Stock, shares of Preferred Stock and principal amount of Debentures to be received by such Company Stockholder on a pro rata basis based on a purchase price of $10 per share of Class A Stock, $1,000 per share of Preferred Stock and $1 for each $1 principal amount of the Debentures. The Aggregate Cash Payment, Escrow Share (if cash), shares of Class A Stock, shares of Preferred Stock and principal amount of Debentures set forth on Schedule 1.2 for each Company Stockholder is sometimes referred to herein as such Company Stockholder's "Recapitalization Distribution". The aggregate value of the Recapitalization Distribution to be received by Company Stockholders (assuming a value of $10 per share of Class A Stock, $1,000 per share of Preferred Stock and $1 per $1 principal amount of Debentures) in such exchange shall be equal to $110 million less the Estimated Net Debt. In addition to the adjustment described in this Section 1.2(a), the Recapitalization Distribution shall be subject to adjustment after the Closing in the manner provided in Section 1.5.

               (b) On the Closing Date, after the Restated Charter has become effective, the Holding Company shall sell and CVC shall purchase 49,000 shares of Class A Stock at a purchase price of $10 per share, 7,000 shares of Class B Common Stock of the Holding Company at a purchase price of $10 per share, 10,800 shares of Preferred

Stock at a purchase price of $1,000 per share and $2,640,000 principal amount of Debentures at a purchase price equal to the principal amount of such Debentures.

       1.3. The Closing. (a) The closing of the transactions contemplated hereby (the "Closing") shall take place at the New York offices of Dechert Price & Rhoads, commencing at 9:00 a.m., local time, on October 31, 1996, or at such other time and/or place and/or on such other date as the parties may mutually agree (the "Closing Date"), which, in any event, shall not be later than November 20, 1996. The effective time of the transactions contemplated hereby shall be deemed to be the opening of business on the Closing Date.

               (b) At the Closing, Company Stockholders shall deliver certificates representing their shares of Holding Company Stock to the Holding Company, duly endorsed for transfer or accompanied by duly executed stock transfer powers, free and clear of all liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances of whatever nature and the Holding Company: (i) shall pay to a commercial bank with a minimum capital and surplus of at least $200 million designated prior to Closing by Company Stockholders' Agent, as escrow agent (the "Escrow Agent"), each Company Stockholders' Escrow Share as set forth opposite such Company Stockholder's name on Schedule 1.2 (which equals $4,948,130.06 in aggregate cash and shares of the Class A Stock and, if necessary, shares of the Preferred Stock with an aggregate value of $51,870.15) to hold in escrow pursuant to an Escrow Agreement in the form of Exhibit 1.3 hereto (the "Escrow Agreement") which shall be executed at the Closing by the Holding Company, Company Stockholders and the Escrow Agent, (ii) shall pay to each Company Stockholder the cash to be received by such Company Stockholder pursuant to Section 1.2, by wire transfer of immediately available funds to an account which shall be designated by each such Company Stockholder to the Holding Company at least three business days prior to the Closing Date, and (iii) shall deliver certificates representing the Class A Stock, Preferred Stock and Debentures to be received by such Company Stockholder pursuant to Section 1.2 (less such Company Stockholder's Escrow Share if such Escrow Share is in stock).

               (c) At the Closing, the Holding Company will deliver to CVC against payment therefor, certificates representing the Class A Stock, Class B Stock, Preferred Stock and Debentures being purchased by CVC pursuant to
Section 1.2(b).

       1.4. Estimated Net Debt. At least ten (10) days prior to Closing, Company Stockholders' Agent shall deliver to CVC and the Holding Company a good faith estimate of Consolidated Net Debt as of the Closing Date ("Estimated Net Debt") accompanied by a certificate of Company Stockholders' Agent setting forth the calculation of Estimated Net Debt, which estimate shall be reasonably satisfactory to CVC. As used in this Agreement, "Consolidated Net Debt" means the excess of Indebtedness over Cash; "Indebtedness" means (a) all indebtedness of any of the Companies for borrowed money, (b) all obligations of any of the Companies for the deferred purchase price of property or services (including the bonus obligations of the Companies described in item (c) on Schedule 2.5 but excluding the bonus obligations of the Companies described in item (g)(15) on Schedule 2.11 and excluding trade payables incurred in the ordinary course of business), (c) all obligations of any of the Companies evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by any of the Companies (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of any of the Companies as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (f) all obligations, contingent or otherwise, of any of the Companies under bankers acceptance, letter of credit or similar facilities (other than the standby letter of credit described in item (a)(16) on Schedule 2.11) but excluding documentary letters of credit issued in connection with the purchase of goods in the ordinary course of business, (g) all obligations of any of the Companies to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of any of the Companies or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, but excluding any such obligations to Company Stockholders created by this Agreement, (h) all Indebtedness of the type referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by any of the Companies, or in effect guaranteed directly or indirectly by any of the Companies through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, (i) all Indebtedness of the type referred to in clauses
(a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and contract rights) owned by any of the Companies, even though such Company has not assumed or become liable for the payment of such Indebtedness, but excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for more than 90 days, or as to which a dispute exists and adequate reserves in conformity with generally accepted accounting principles have been established on the books of the Companies, (j) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties, related to any items of Indebtedness of the type referred to in clauses (a) through (i) above; and (k) any obligations of the Companies in respect of legal fees incurred by any of the Companies or the Company Stockholders in connection with the transactions contemplated by this Agreement; provided, however, that Indebtedness shall not include any Indebtedness incurred in connection with the Financing; and "Cash" means (a) cash and cash equivalents available to the Companies for the repayment of Indebtedness, but shall not include customer deposits or cash or cash equivalents subject to other similar restrictions and (b) the amount of refunds due to the Companies on claims for state Tax refunds with respect to state Tax Returns filed prior to the date hereof with any Taxing Authority (which are estimated to total approximately $100,000), to the extent such refunds have not been paid prior to the Closing Date. The aggregate Recapitalization Distribution shall be decreased by the amount of Consolidated Net Debt and the Recapitalization Distribution made to each Company Stockholder at Closing shall be decreased by an amount equal to the product of the Ownership Percentage set forth opposite such Company Stockholder's name on Schedule 1.2 and Estimated Net Debt.

       1.5. Closing Balance Sheet; Adjustment to Recapitalization Distribution. (a) Within 60 days after the Closing Date, Company Stockholders shall cause to be prepared and shall deliver to the Holding Company a pro forma consolidated balance sheet of the Holding Company and its consolidated subsidiaries (including IKS) as of the opening of business on the Closing Date (the "Closing Balance Sheet") and an annex (the "Annex") setting forth in reasonable detail the computation of Consolidated Net Debt. The Closing Balance Sheet shall be accompanied by a written report of Ernst & Young, LLP to the effect that the Closing Balance Sheet and the computation of Consolidated Net Debt as shown on the Annex have been prepared in accordance with the requirements of Section 1.4, Section 1.5(b) and Section 1.5(e) of this Article I (the "Auditor's Report").

               (b) The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied; subject, however, to the same exceptions and using the same accounting methods, policies, practices, and procedures (including, without limitation, pro forma adjustments with respect to TKC), with consistent classification, judgments, and estimation methodology, as have been used in preparing the Pro Forma Interim Balance Sheet (as defined in Section 2.4) and as are described in the Notes to the Pro Forma Interim Balance Sheet. The Closing Balance Sheet shall not take into account any changes in circumstances or events occurring after the opening of business on the Closing Date. In preparing the Closing Balance Sheet, the respective amounts included for litigation reserves and for any other reserves which were determined for the Pro Forma Interim Balance Sheet by subjective estimates shall not be reduced from the amounts included in the Pro Forma Interim Balance Sheet except to reflect (i) cash payments made subsequent to the date of the Pro Forma Interim Balance Sheet, and (ii) changes in circumstances or events occurring between the date of the Pro Forma Interim Balance Sheet and the Closing Date, but only if such changes either definitively resolve or otherwise conclusively establish the amount of the liability exposure with respect to which the reserve in question has been established.

               (c) The Closing Balance Sheet delivered by Company Stockholders to the Holding Company and the calculation of Consolidated Net Debt as shown on the Annex shall be conclusive and binding upon the parties unless the Holding Company, within 15 days after receipt of the Closing Balance Sheet, notifies Company Stockholders' Agent (as hereinafter defined) in writing (a "Dispute Notice") that the Holding Company disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor.
The parties shall in good faith attempt to resolve any such dispute and, if the dispute is resolved in such manner, the Closing Balance Sheet and Consolidated Net Debt, as modified to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding upon the parties. If the parties do not reach agreement resolving the dispute within 10 days after the Dispute Notice is given, the parties shall submit the dispute for resolution to a nationally recognized independent accounting firm mutually agreeable to the parties (the "Arbiter") which has not had a material relationship with Company Stockholders, the Holding Company or IKS or any of their respective affiliates within the two years preceding the appointment. If the parties cannot agree on the selection of the independent accounting firm to act as Arbiter, the parties shall request the Cincinnati, Ohio, office of the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding upon the parties. Promptly, but no later than 20 days after it accepts appointment as Arbiter, the Arbiter shall determine, based solely on presentations by the Holding Company and Company Stockholders and their representatives, and not by independent review, only those issues in dispute and shall render a written report as to the dispute and the resulting computation of the Closing Balance Sheet and the calculation of the Consolidated Net Debt which shall be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter: (x) shall be bound by Section 1.4 and Section 1.5(b), and (y) may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs, and expenses of the Arbiter (i) shall be borne by the Holding Company in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Holding Company (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (ii) shall be borne by Company Stockholders in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Holding Company (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted. Whether any dispute is resolved by agreement among the parties or by the Arbiter, changes to the Closing Balance Sheet and the Annex shall be made hereunder only for items as to which the Holding Company has taken exception in the Dispute Notice.

               (d) If Company Stockholders fail for any reason to deliver the Closing Balance Sheet, the Annex or the Auditor's Report as required by
Section 1.5(a), the Holding Company may cause the Closing Balance Sheet, the Annex and the Auditor's Report to be prepared and delivered to Company Stockholders, in which case the Auditor's Report shall be prepared by a nationally-recognized independent accounting firm selected by the Holding Company. The Holding Company shall deliver such Closing Balance Sheet and related materials to Company Stockholders' Representative within 120 days after the Closing Date. The provisions of Section 1.5(c) shall apply to such Closing Balance Sheet, with appropriate adjustments to reflect that the Closing Balance Sheet has been prepared by the Holding Company and that Company Stockholders' Agent shall have the right to object thereto.

               (e) If Estimated Net Debt is greater than Consolidated Net Debt as calculated from the Closing Balance Sheet which has become conclusive and binding on the parties, the Holding Company shall pay the dollar amount of the difference to Company Stockholders, pro rata to each Company Stockholder in proportion to such Company Stockholder's Ownership Percentage as set forth opposite such Company Stockholder's name on Schedule 1.2, in accordance with
Section 1.5(f). If Consolidated Net Debt as so calculated is greater than Estimated Net Debt, Company Stockholders shall pay the dollar amount of the difference to the Holding Company in accordance with Section 1.5(f).

               (f) The amount of any payment due pursuant to Section 1.5(e) shall bear interest at a fluctuating annual rate equal to the Prime Rate (as reported in the Wall Street Journal "Money Rates") from and including the Closing Date to, but not including, the date of payment and shall be paid by wire transfer of immediately available funds to an account designated in writing by the Holding Company or Company Stockholders' Agent, as the case may be, on the third business day following (i) the last day on which the Holding Company may give the Dispute Notice pursuant to Section 1.5(c), if a Dispute Notice was not given in a timely manner (or such earlier date as the Holding Company advises Company Stockholders' Representative of the absence of any dispute), or (ii) the date mutual agreement is reached as to the amount of Consolidated Net Debt, if any, in the event of a dispute that is settled by the parties without resort to the Arbiter, or (iii) the receipt of the report of the Arbiter, in the event of a dispute which is settled by the Arbiter.

               (g) For purposes of complying with the terms of this Section 1.5, each party shall cooperate with and promptly make available to the other party and its auditors and representatives, all information, records, data, auditors' working papers, and access to its personnel; shall permit access to its facilities; and shall permit the other party and its auditors and representatives to make copies of all information, records, data and auditors' working papers, in each case, as reasonably may be required in connection with the preparation and analysis of the Closing Balance Sheet and related materials required by Section 1.5(a) and the resolution of any disputes under this
Section 1.5.

       1.6. Company Stockholders' Agent. For all purposes of this Agreement, each of the Company Stockholders hereby constitutes and appoints Diether Klingelnberg as his agent ("Company Stockholders' Agent") to perform all acts and to execute and deliver all writings of every kind that may be necessary or appropriate to effectuate the transactions contemplated by this Agreement, and CVC and the Holding Company are hereby expressly authorized and directed to rely fully and completely upon any act or assurance given by said agent in connection herewith. If the above-named agent is unable to serve in such capacity, Arndt Klingelnberg is hereby designated as his successor for all purposes of this Agreement, and if Arndt Klingelnberg is unable to serve or if Diether Klingelnberg so designates in writing, Jan Klingelnberg is hereby designated as his successor for all purposes of this Agreement, and in the event Jan Klingelnberg is unable to serve, his successor shall be designated by a majority of the Company Stockholders (based on their respective Ownership Percentages as set forth opposite their names on Schedule 1.2).

       1.7. Default by any Company Stockholder. If any Company Stockholder fails to deliver to the Holding Company at the Closing any of the Stock to be exchanged by such Company Stockholder hereunder, such failure shall not relieve any other Company Stockholder of any obligation hereunder, and the Holding Company may (a) acquire the remaining shares of Stock; or (b) refuse to make such acquisition and thereby terminate all of its obligations hereunder, in either case without prejudice to the Holding Company's rights against such defaulting Company Stockholder.


                                   ARTICLE II

             REPRESENTATIONS AND WARRANTIES OF COMPANY STOCKHOLDERS

       Company Stockholders represent and warrant to CVC and the Companies as follows:

       2.1. Capitalization. The authorized, issued and outstanding capital stock of the Holding Company and IKS is set forth on Schedule 2.1 of the disclosure schedules delivered by Company Stockholders to CVC in connection herewith (the "Disclosure Schedules"). The Holding Company Stock is owned of record and beneficially by the Holding Company Stockholders, and the IKS Management Stock is owned of record and beneficially by the Management Stockholders, in each case, free and clear of all liens, security interests, pledges, equities, proxies, claims, charges, rights of first refusal, preemptive rights, restrictions or other encumbrances. The number of shares of Holding Company Stock and IKS Management Stock so owned by each of the Company Stockholders is set forth opposite that Company Stockholder's name on Schedule
1.2 of this Agreement. The number of shares of Holding Company Stock which will be owned of record and beneficially by each Management Stockholder immediately prior to the Closing is set forth opposite that Management Stockholder's name on Schedule 1.2 of this Agreement. All of the issued and outstanding shares of the common stock of IKS (the "IKS Stock") will be owned of record and beneficially by TKC on the Closing Date free and clear of any liens, security interests, pledges, equities, proxies, claims, charges, rights of first refusal, preemptive rights, restrictions or other encumbrances. All of the outstanding Holding Company Stock and IKS Stock is validly issued, fully paid and non-assessable. There are outstanding no securities convertible into, exchangeable for or carrying the right to acquire equity securities of the Holding Company or IKS, or subscriptions, warrants, options, rights, or other arrangements or commitments obligating the Holding Company or IKS to issue or dispose of any of their respective equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any liens, security interests, pledges, equities, proxies, claims, charges, rights of first refusal, preemptive rights, restrictions or other encumbrances to be created or suffered to the Holding Company Stock or the IKS Stock, other than liens, security interests, pledges, equities, proxies, claims, charges, rights of first refusal, preemptive rights, restrictions or other encumbrances created or suffered by CVC.

       2.2. Organization. (a) Each of the Holding Company and IKS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as it now is being conducted. Each of the Holding Company and IKS is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions listed in Schedule 2.2 of the Disclosure Schedules, which are the only jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary and the absence of such qualification would have a material adverse effect on the business, products, competitive position, operations, condition (financial or otherwise), liabilities or assets of the Companies taken as a whole (a "Material Adverse Effect"). True and complete copies of the Certificate of Incorporation, Bylaws, and corporate proceedings of each of the Holding Company and IKS previously have been made available to CVC.

               (b) Except as otherwise described on Schedule 2.2 of the Disclosure Schedules, TKC is not the successor (by merger or otherwise) to any other corporation or business entity nor has TKC: (i) owned any assets other than the stock of IKS, (ii) incurred any liabilities or obligations whatsoever, except those directly attributable to its ownership of the stock of IKS, or
(iii) engaged in any business activities whatsoever, except for the ownership of the stock of IKS.

       2.3. IKS Subsidiaries; Chinese Subsidiaries. (a) TKC has no subsidiary other than IKS. Schedule 2.3 of the Disclosure Schedules contains the name and jurisdiction of organization of each person 50% or more of whose stock or other equity interest is owned of record or beneficially by IKS or by any other IKS Subsidiary (such subsidiaries (other than Shanghai IKS Mechanical Blade Co., Ltd. and Shanghai IKS Lida Mechanical Blade Co., Ltd. (the "Chinese Subsidiaries")) are hereinafter referred to as the "IKS Subsidiaries"). Except as set forth in Schedule 2.3 of the Disclosure Schedules, none of the Companies directly or indirectly owns any stock of, or equity interest in, any other corporation or business entity. Except as otherwise set forth on Schedule 2.3 of the Disclosure Schedules: (i) each of the IKS Subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to carry on its business as it now is being conducted and is duly qualified to do business and is in good standing in all jurisdictions indicated on such Schedule, which are the only jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, other than such jurisdictions where the absence of such qualification would not have a Material Adverse Effect, (ii) all outstanding capital stock of each IKS Subsidiary is owned by IKS or another IKS Subsidiary and is validly issued, fully paid, and non-assessable, is not subject to preemptive rights, and is owned free and clear of all liens, security interests, pledges, equities, proxies, claims, charges, rights of first refusal, preemptive rights, restrictions, encumbrances, easements, covenants, licenses, options or title defects of any kind whatsoever ("Encumbrances"), and
(iii) there are outstanding no securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of any of the IKS Subsidiaries or any subscriptions, warrants, options, rights, or other arrangements or commitments obligating any of the IKS Subsidiaries to issue or dispose of any of their respective equity securities or any ownership interest therein.

               (b) IKS owns 51% of the outstanding capital stock of each of the Chinese Subsidiaries, free and clear of all liens, security interests, pledges, equities, proxies, claims, charges, rights of first refusal, preemptive rights, restrictions or other encumbrances, except as set forth on
Schedule 2.3. To the best of the Company Stockholders' knowledge, the rights of IKS Klingelnberg Far East GmbH under the respective Joint Venture Contracts dated September 24, 1995 (listed in item (f) of Schedule 2.11) with respect to the Chinese Subsidiaries are enforceable in accordance with the terms of such agreements. The Chinese Subsidiaries are duly organized, validly existing and, to the best of the Company Stockholders' knowledge, (i) have good title to the assets that they purport to own, (ii) are being operated in accordance with applicable law, and (iii) have obtained all necessary consents, authorizations and approvals.

       2.4. Financial Statements. The books of account and related records of each of the Companies fairly reflect in reasonable detail its assets, liabilities and transactions in accordance with generally accepted accounting principles applied on a consistent basis. The audited consolidated balance sheet of IKS as of December 31, 1995 and the related consolidated statements of income and retained earnings and cash flows for the year then ended previously delivered to CVC were prepared in accordance with generally accepted accounting principles (except as otherwise noted therein) and present fairly, in all material respects, the consolidated financial position, results of operations and cash flow of IKS and its consolidated subsidiaries as of such date and for the periods then ended. The unaudited pro forma consolidated balance sheet of TKC as of March 31, 1996 attached hereto as Schedule 2.4 (the "Pro Forma Interim Balance Sheet") was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise noted therein) and presents fairly, in all material respects, the financial position of TKC and IKS and their consolidated subsidiaries as of that date; subject, however, to (i) normal year-end adjustments, (ii) the absence of footnotes, and
(iii) the pro forma adjustments and other exceptions set forth in Schedule 2.4. None of the Companies has any liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, except (a) to the extent reflected as a liability on the Pro Forma Interim Balance Sheet, (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date and fully reflected as liabilities on the Company's books of account, and
(c) liabilities disclosed on Schedule 2.4.

       2.5.    Absence of Certain Changes or Events.  Except as set forth in
Schedule 2.5 of the Disclosure Schedules, as reflected in the Pro Forma Interim Balance Sheet or, as expressly contemplated by this Agreement with respect to the period from the date hereof to the Closing Date, since December 31, 1995, none of the Companies has (a) suffered any damage, destruction, or casualty loss to its physical properties which reasonably could be expected to have a Material Adverse Effect; (b) incurred or discharged any obligation or liability or entered into any other transaction except in the ordinary course of business and except for obligations, liabilities, and transactions that, individually or in the aggregate, reasonably could not be expected to have a Material Adverse Effect; (c) increased the rate or terms of compensation payable or to become payable by any of the Companies to their respective directors, officers or key employees or increased the rate or terms of any bonus, pension, or other employee benefit plan covering any of their respective directors, officers or key employees, except in each case increases occurring in the ordinary course of business in accordance with its customary practices (including normal periodic performance reviews and related compensation and benefit increases) or as required by any pre-existing Commitment (as defined in Section 2.11); (d) made any change in any method of accounting or keeping its books of account or accounting practices or policies; (e) disposed of or failed to keep in effect any rights in, to or for the use of any patent, trademark, service mark, trade name or copyright or disclosed to any person not an employee any trade secret, process or know-how; (f) suffered any loss or experienced any change that has resulted or reasonably could be expected to result in a Material Adverse Effect; (g) declared, set aside or paid any dividend or other distribution in respect of its stock, or directly or indirectly redeemed, purchased or otherwise acquired any such stock or any rights to purchase such stock or any securities convertible into or exchangeable for such stock; (h) experienced any change or, to the best knowledge of Company Stockholders, any threat of any change in any of its relations with, or any loss or, to the best knowledge of Company Stockholders, threat of loss of, any of the suppliers, clients, distributors, customers or employees of any of them, including any loss or change that may result from the transactions contemplated by this Agreement, which, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect; (i) incurred any indebtedness for borrowed money or granted any Encumbrance; or (j) conducted its business otherwise than in the usual and ordinary course consistent with past practice.

       2.6. Title to Assets. Each of the Companies has good title to all of the respective assets and properties which such Company purports to own (including, without limitation, those reflected on the Pro Forma Interim Balance Sheet, but excluding any such assets and properties sold, consumed, or otherwise disposed of in the ordinary course of business since the date of the Pro Forma Interim Balance Sheet) free and clear of all Encumbrances, except (a) as set forth on Schedule 2.6 of the Disclosure Schedules, (b) liens for taxes not yet due and payable or which are due but are not delinquent or which are being contested in good faith by appropriate proceedings, and (c) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of the affected properties, or materially impairs the use of the affected properties in the manner such properties currently are being used or materially impairs the operations of any of the Companies. Except as set forth on Schedule 2.6 of the Disclosure Schedules, all significant properties and assets used or useful in the operation of the businesses of any of the Companies, including those reflected on the Pro Forma Interim Balance Sheet, are adequate for the purposes for which they are presently used in the conduct of such businesses.

       2.7.    Real Property; Plant and Equipment.  Except as set forth on
Schedule 2.7.1. of the Disclosure Schedules, each of the Companies has (and will continue to have immediately following consummation of the transactions contemplated hereby) good, valid, marketable and indefeasible fee simple title to, and are in actual possession of, all the real properties which it purports to own (such real property is collectively referred to herein as the "Owned Real Properties"), including, without limitation, all the real properties reflected in the Pro Forma Interim Balance Sheet, and all the real properties acquired by the Companies since the date of the Pro Forma Interim Balance Sheet, which subsequently acquired real properties are listed on Schedule
2.7.2. of the Disclosure Schedules. The Company Stockholders have delivered to CVC and the Companies complete copies of all title reports and title insurance policies pertaining to the Owned Real Properties that are known by the Company Stockholders, after reasonable inquiry, to exist and are in the possession or control of the Companies. The Company Stockholders have caused to be provided to CVC copies of legal descriptions for each of the Owned Real Properties that are located in the United States of America (collectively, the "Owned U.S Real Properties"). To the best of the knowledge of the Company Stockholders, each of such legal descriptions is accurate, current and complete. The Company Stockholders have delivered to CVC and the Companies complete copies of all surveys pertaining to the Owned Real Properties that are known by the Company Stockholders, after reasonable inquiry, to exist and are in the possession or control of the Companies and, to the best of the knowledge of the Company Stockholders, all such surveys are accurate in all material respects and no changes or improvements have been made to such properties which would be reflected in an updated survey. The Owned Real Properties, are, except as disclosed on the title reports, title insurance policies and surveys delivered to CVC and the Companies by the Company Stockholders as provided in this Section 2.7, free and clear of all Encumbrances, including, without limitation, leases, subleases, rights of occupancy, deed restrictions, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, and are not subject to any rights of way, encroachments, building use restrictions, exceptions, variances or reservations of any nature whatsoever except (collectively, "Permitted Fee Title Exceptions"): (a) encumbrances set forth on Schedule 2.7.1. of the Disclosure Schedules, (b) minor imperfections of title, conditions, easements, covenants or restrictions, if any, none of which is substantial in amount and none of which, individually or in the aggregate, materially detracts from the value of the affected property, or impairs the use of the affected property in the manner such property is currently being used, or impairs the operations of any of the Companies, (c) zoning or land use ordinances, none of which, individually or in the aggregate, to the best of the knowledge of the Company Stockholders, materially detracts from the value of the affected property, impairs the use of the affected property in the manner such property is currently being used or impairs the operations of any of the Companies, and (d) liens for taxes not yet due and payable. None of the Companies, has received written notice of any violation of or nonconformity with any zoning, subdivision, wetlands or other similar law, code, rule, regulation or ordinance from any governmental authority with respect to any of the Owned Real Properties, or of any condemnation action, eminent domain proceeding or other litigation concerning any of the Owned Real Properties. Except as set forth on the title policies and reports and surveys delivered to CVC and the Companies by the Company Stockholders as provided in this Section 2.7, to the best of the knowledge of the Company Stockholders, no portion of any of the improvements erected on the Owned Real Properties encroaches on adjoining property or public streets. None of the companies has received any written notice of the existence of any such encroachment not disclosed by the aforesaid title policies and reports and surveys. No portion of any of the Owned Real Properties is or has been subject to an ad valorem tax valuation such that a change in ownership or use (whether now existing or in the future) has caused or will cause additional ad valorem taxes to be imposed upon the Owned Real Properties (other than additional ad valorem taxes attributable to a revaluation of such property made in the normal course as a result of a transfer and based upon the amount of consideration paid for such transfer). The water, gas, electricity and other utilities serving each of the Owned Real Properties have been and are currently adequate to service the normal operation of each of the Owned Real Properties, as conducted in the past and as currently conducted.

       2.8. Leases. (a) Schedule 2.8.1. of the Disclosure Schedules is an accurate and complete list of all leases or rights or occupancy pursuant to which the Companies (or any of them) lease or sublease any real property or interest therein (collectively, the "Leases"). Except as set forth in said
Schedule 2.8.1., one or more of the Companies is the lessee under all Leases, and, to the best of the knowledge of the Company Stockholders, no party other than one or more of the Companies has any right to possession, occupancy or use of any of the properties demised under the Leases (the "Leased Real Property"). A true and correct copy of each Lease has been delivered to CVC, together with all amendments and modifications thereto, and all subordination, non-disturbance and/or attornment agreements related thereto, and no changes have been made thereto since the date of delivery. To the best of the knowledge of the Company Stockholders, each of the Leases is valid and in full force and effect and is binding and enforceable in accordance with its terms. Except as set forth in Schedule 2.8.1. of the Disclosure Schedules, there are, to the best of the knowledge of the Company Stockholders, no existing defaults under any provision of any of the Leases, and, to the best of the knowledge of the Company Stockholders, no event has occurred which (with or without notice, lapse of time or both) would constitute a default thereunder.

       (b) Except as set forth in Schedule 2.8.1. of the Disclosure Schedules, the Companies are in actual possession of the Leased Real Property. Except as set forth in said Schedule 2.8.1., the Companies have good, valid and indefeasible title to all the leasehold estates conveyed under the Leases free and clear of all Liens, including, without limitation, leases, subleases, rights of occupancy, chattel mortgages, conditional sales contracts, deed restrictions, collateral security arrangements and other title or interest retention arrangements, and are not, with respect to the Leased Real Property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except: (i) as shown on
Schedule 2.8.1. of the Disclosure Schedules, (ii) minor imperfections of title, conditions, easements, covenants or restrictions, if any, none of which is substantial in amount, and none of which, individually or in the aggregate, materially detracts from the value of the affected property, or impairs the use of the affected property in the manner such property is currently being used, or impairs the operations of any of the Companies, or materially detracts from the value of such leasehold, (iii) zoning or land use ordinances, none of which, individually or in the aggregate, to the best of the knowledge of the Company Stockholders, materially detracts from the value of the affected property, impairs the use of the affected property in the manner such property is currently being used, impairs the operations of any of the Companies or materially detracts from the value of such leasehold, and (iv) liens for taxes not yet due and payable. None of the Companies, has received written notice of any violation of or nonconformity with any zoning, subdivision, wetlands or other similar law, code, rule, regulation or ordinance from any governmental authority with respect to any of the Leased Real Property, or of any condemnation action, eminent domain proceeding or other litigation concerning any of such properties. To the best of the knowledge of the Company Stockholders, except as disclosed on Schedule 2.8.1. of the Disclosure Schedules, no portion of any of the improvements erected by or under the direction of any of the Companies on the Leased Real Property encroaches on adjoining property or public streets, and no portion of any of the Leased Real Property is or has been subject to an ad valorem tax valuation such that a change in ownership or use (whether now existing or in the future) has caused or will cause additional ad valorem taxes to be imposed upon any of the Leased Real Property (other than additional ad valorem taxes attributable to a revaluation of such property made in the normal course as a result of a transfer and based upon the amount of consideration paid for such transfer).

       (c) Except as set forth in Schedule 2.8.1. of the Disclosure Schedules, the basic rent and all additional rent payable under the Leases have been paid to date and not more than one month in advance. All work required to be performed under the Leases by the landlords thereunder or by the Company have been performed, and, to the extent that any of the Companies is responsible for payment of such work, has been fully paid for, whether directly to the contractor performing such work or to such landlord as reimbursement therefor, except for items which any of the Companies is disputing in good faith (which items are set forth in said Schedule 2.8.1.).

       (d) Except as set forth on Schedule 2.8.1. of the Disclosure Schedules, there are no brokerage commissions or finder's fees due from the Company Stockholders or any of the Companies which are unpaid with regard to any of the Leases, or which will become due at any time in the future with regard to the Leases.

       (e) Except as set forth on Schedule 2.8.1. of the Disclosure Schedules, to the best of the knowledge of the Company Stockholders, there have been no casualties which could result in the termination of any Lease or the application of any buy-out provisions contained in any Lease relative to damage by casualty.

       (f) Except as set forth on Schedule 2.8.2 of the Disclosure Schedules, no consent of the landlords under any of the Leases are required by reason of the transactions contemplated by this Agreement.

       2.9. KRELP Property. (a) IKS purchased all of the partnership interests (the "Partnership Interests") in Klingelnberg Real Estate Limited Partnership ("KRELP").

In connection with the winding up of KRELP, certain of the Owned Real Properties (the "KRELP Properties") were conveyed by KRELP to IKS.

       (b) Except as listed on Schedule 2.9 of the Disclosure Schedules, both at the time of the sale of the Partnership Interests and at the time of the conveyance of the KRELP Properties to IKS, there were no creditors of KRELP and KRELP was not indebted to any person.

       (c) Except as listed on Schedule 2.9 of the Disclosure Schedules, no transfer tax, conveyance fee or similar tax or fee was or will become due and payable in connection with or as a result of: (i) the sale and assignment of the Partnership Interests (or of any of such interests) to IKS, or (ii) the conveyance of the KRELP Properties (or any of them) to IKS. All forms necessary to exempt the conveyance of any of the KRELP Properties from any such tax or fee have been properly and timely completed and filed, and any requested or claimed exemption from any such tax or fee has been granted by the government authority with jurisdiction.

       2.10. Patents, Trademarks, Etc. Schedule 2.10 of the Disclosure Schedules sets forth a list of all United States or foreign patents, trademarks, service marks, trade names, copyrights, and applications therefor owned or used by any of the Companies in, and which are material to, the conduct of their respective businesses (the "Patent and Trademark Rights"). Except as set forth on Schedule 2.10 of the Disclosure Schedules: (a) each of the Companies owns or possesses adequate licenses or other valid rights to use all Patent and Trademark Rights and all know-how, trade secrets (including, without limitation, all results of research and development), product formulas, franchises, inventions, rights-to-use and other industrial and intellectual property rights (together with Patent and Trademark Rights, "Intellectual Property"); (b) to Company Stockholders' knowledge, the conduct of the respective businesses of each of the Companies as now being conducted does not conflict with any Intellectual Property of others in any way which reasonably could be expected to have a Material Adverse Effect; (c) no current or former employee of any of the Companies and no other person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any rights to royalties or other compensation, in any of the Intellectual Property; (d) there is no agreement or other contractual restriction affecting the use by any of the Companies of any of the Intellectual Property; and (e) no Company Stockholder is aware of any present infringement or misappropriation of any of the Intellectual Property by any person, and none of the Companies nor any Company Stockholder has asserted or threatened any claim or objection against any person for any such infringement or misappropriation nor, to the best of Company Stockholders' knowledge, is there any basis in fact for any such objection or claim.

       2.11. Commitments. Schedule 2.11 of the Disclosure Schedules contains a list of each contract or agreement (including any and all amendments thereto) to which any of the Companies is a party or by which any of the Companies is bound and which (a) involves the receipt or expenditure of $100,000 or more;
(b) involves the sale of any product or service to a governmental or a regulatory body; (c) limits or restrains any of the Companies from engaging or competing in any lines of business or requires any of them to engage in any new line of business; (d) creates or recognizes any Encumbrances with respect to any assets; (e) relates to the borrowing of money or to any guarantee of, or any undertaking in connection with, the borrowing of money by any other person;
(f) involves any joint venture, partnership or similar contractual arrangement;
(g) involves any commitment to any present or former shareholder, director, officer, employee, partner or consultant of any of the Companies, or with any affiliate of any of the foregoing; (h) permits or requires any of the Companies to acquire legal or beneficial title to any real property; or (i) involves the granting of any power-of-attorney to any person (collectively, the "Commitments"). Except as set forth in Schedule 2.11 of the Disclosure Schedules, none of the Companies is in default under any of the Commitments, which default has a Material Adverse Effect.

       2.12. Litigation. Except as set forth in Schedule 2.12 of the Disclosure Schedules, there is no action or proceeding in any court or before any governmental authority ("Litigation") pending or, to Company Stockholders' knowledge, threatened against Company Stockholders or any of the Companies. Except as set forth in Schedule 2.12 of the Disclosure Schedules, none of the Companies is subject to any outstanding orders, rulings, judgments or decrees that (a) reasonably could be expected to have a Material Adverse Effect; or (b) affect the validity of this Agreement or its enforceability against Company Stockholders or the Holding Company, consummation by Company Stockholders or the Holding Company of the transactions contemplated by this Agreement or compliance by Company Stockholders or the Holding Company with the terms of this Agreement.

       2.13. Compliance with Laws. Except as set forth in Schedule 2.13 of the Disclosure Schedules and except for any and all Environmental Matters (as defined in Section 2.14), each of the Companies is in compliance with all applicable laws, rules and regulations currently in effect except where the failure to comply therewith reasonably could not be expected to have a Material Adverse Effect. Each of the Companies has all governmental permits, licenses, and authorizations necessary for the conduct of its respective businesses as presently conducted, except as set forth in Schedule 2.13 and except for such other permits, licenses and authorizations the absence of which reasonably could not be expected to have a Material Adverse Effect. Except as set forth in Schedule 2.13 of the Disclosure Schedules, no notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and to the best knowledge of Company Stockholders, no investigation or review is pending or threatened with respect to any of the Companies, by any governmental authority with respect to any alleged (a) violation by any of the Companies of any law, ordinance, rule, regulation or order; or (b) failure by any of the Companies to have any permit, license or authorization required in connection with the conduct of or otherwise applicable to the businesses conducted by them.

       2.14. Environmental Matters. (a) As used in this Agreement, "Hazardous Material" means any hazardous, toxic or polluting substance, waste or contaminant including, without limitation: (i) any "hazardous substance", as defined as of the Closing pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601(14); (ii) any "pollutant or contaminant", as defined as of the Closing in 42 U.S.C. Section 9601(33); (iii) any material defined as of the Closing as "hazardous waste" pursuant to 40 C.F.R. pt. 261; (iv) any petroleum, including crude oil and any fraction thereof; (v) any "hazardous chemical" as defined as of the Closing pursuant to 29 C.F.R. pt. 1910; (vii) any polychlorinated biphenyls or isomer of dioxin, or any material or thing containing or composed of such substance or substances; and (viii) any other substance, waste or contaminant defined by or regulated under any other applicable foreign, state or local Environmental Laws (as hereinafter defined).

               (b) As used in this Agreement, "Released" means released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape or threat thereof.

               (c) Except as set forth on Schedule 2.14 of the Disclosure Schedules, no real property interest owned or leased by any of the Companies or any of their predecessors has been used by any of the Companies, IKS or any of the IKS Subsidiaries or, to the knowledge of Company Stockholders, by any other party for the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material in violation of or which has resulted in a condition which requires Remediation (as hereinafter defined) under applicable Environmental Laws (as hereinafter defined) where such could have a Material Adverse Effect.

               (d) To the knowledge of Company Stockholders, except as set forth on Schedule 2.14 of the Disclosure Schedules, the Companies are in compliance in all respects with all Environmental Laws and possess and are in compliance in all respects with all permits, licenses, certificates, franchises and other authorizations which are required under the Environmental Laws to conduct their respective businesses ("Environmental Permits") except where such noncompliance or the failure to have an Environmental Permit would not have a Material Adverse Effect. To the knowledge of Company Stockholders, all such permits, licenses, certificates, franchises and other authorizations are in full force and effect and are listed on Schedule 2.11.

               (e) Except as set forth on Schedule 2.14 of the Disclosure Schedules, no claims have been made against any of the Companies during the past five years under the Environmental Laws (except claims which have been resolved without fines or penalties or without the incurrence of any obligations to perform or pay money which could have a Material Adverse Effect), no such claims have been made prior to the past five years which are unresolved, and no presently outstanding citations, notices, summons or orders have been entered or issued against any of the Companies under the Environmental Laws where such citation, notice, summons or order could have a Material Adverse Effect. None of the Companies has been or is subject to any civil, criminal, or administrative action, suit, claim, hearing, notice of violation, investigation, inquiry, or proceeding for failure to comply with, or received notice of any violation or potential liability (including, without limitation, any request for information) under the Environmental Laws where such could have a Material Adverse Effect.

               (f) Schedule 2.11 identifies all active or, to the knowledge of the Company Stockholders, inactive or closed underground storage tanks on any real property owned or leased by the Holding Company, IKS or any of the IKS Subsidiaries. To the knowledge of Company Stockholders, except as set forth on
Schedule 2.11 of the Disclosure Schedules, all underground storage tanks on any real property owned or leased by any of the Companies which have been closed, abandoned or removed were done so in accordance with applicable laws and regulations at the time of such closure.

               (g) Company Stockholders have made available to CVC copies of the final results of any reports, studies, audits, assessments, analyses, tests, or monitoring available to or in the possession or control of or initiated by any of the Companies with respect to the existence, Management or exposure to Hazardous Material on and any other environmental concerns relating to, any real property owned or leased by them or their predecessors or any activities of the Companies or their predecessors.

               (h) Except as set forth on Schedule 2.14, to the knowledge of Company Stockholders, no Hazardous Materials Managed by or on behalf of the Holding Company, IKS or any of the IKS Subsidiaries or any of their predecessors has come to be located at any site which is listed or proposed for listing on the National Priorities

List under CERCLA ("NPL"), the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"), the Oil Pollution Act of 1990 or any similar foreign, federal, state or local list of sites requiring investigation, remediation or other response action ("Remediation") or which is the subject of foreign, federal, state or local enforcement actions or other investigations which the Company Stockholders believe are reasonably likely to lead to claims against the Holding Company, IKS, any of the IKS Subsidiaries or Buyer for the cost of or liability for Remediation, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA or other similar Environmental Laws.

               (i) The only representations and warranties of Company Stockholders in this Agreement as to any Environmental Matters are those contained in this Section 2.14. As used herein, "Environmental Matters" means any matter arising out of or relating to the environment, pollution, safety, health, or sanitation or the production, treatment, storage, handling, use, generation, exposure to or Release ("Management" or "Manage") of any Hazardous Material.

       2.15. Employee Benefit Plans. (a) Schedule 2.15(a) of the Disclosure Schedules lists all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all pension, retirement, supplemental retirement, stock, stock option, basic and supplemental accidental death and dismemberment, basic and supplemental life and health insurance, dental, vision, savings, bonus, deferred compensation, incentive compensation, business travel and accident, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, short and long term disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit arrangements, plans, contracts, policies, or practices maintained, contributed to, or required to be contributed by any of the Companies or any ERISA Affiliate (as hereinafter defined) (or with respect to which any of the Companies or any ERISA Affiliate may have any liability) within the United States (the "Benefit Plans"). For purposes of this Section 2.15, the term "ERISA Affiliate" means (i) any corporation included with any of the Companies in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with any of the Companies within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which any of the Companies is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of any of the Companies under Section 414(o) of the Code.

               (b) As applicable, with respect to each of the Benefit Plans, true and complete copies of (i) all plan documents (including all amendments and modifications thereof) and in the case of an unwritten Benefit Plan, a written description thereof, and in either case all related agreements including, without limitation the trust agreement and amendments thereto, insurance contracts, and investment management agreements; (ii) the last three filed Form 5500 series and all Schedules thereto, as applicable; (iii) the current summary plan descriptions and all material modifications thereto; (iv) the three most recent auditor's reports, annual reports, actuarial reports, financial statements and trustee reports; and (v) copies of any private letter rulings, requests and applications for determination and determination letters issued with respect to the Benefit Plans within the past five years have been delivered to CVC.

               (c) Each Company and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA and the Code applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA and the Code.

               (d) No Benefit Plan is (or at any time has been) subject to Title IV of ERISA and no Benefit Plan is (or at any time has been) a "multiemployer plan" as defined in Section 3(37) of ERISA.

               (e) The Klingelnberg Corporation 401(k) Retirement Plan and Trust and the International Knife & Saw, Inc. Profit Sharing Plan and Trust are the only Benefit Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a "Pension Plan"). Each Pension Plan meets the qualification requirements of Section 401(a) of the Code and each related trust is exempt from taxation under Section 501(a) of the Code.

               (f) Each Pension Plan has received determination letters from the IRS to the effect that such Pension Plans are qualified and the related trust are exempt from federal income taxes and no determination letter with respect to any Pension Plan has been revoked nor, is there any reason for such revocation, nor has any Pension Plan been amended since the date of its most recent determination letter in any respect which would adversely affect its qualification.

               (g) There are no pending audits or investigations by any governmental agency involving the Benefit Plans, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor to the knowledge of the Company Stockholders is there any reasonable basis for any such claim, suit or proceeding.

               (h) None of the Companies nor any ERISA Affiliate, employee of any of the Companies or any ERISA Affiliate, or any Company Stockholder has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code, nor has any such person breached any duty imposed by Title I of ERISA, with respect to any Benefit Plan. To the knowledge of Company Stockholders, no other person has engaged in such a prohibited transaction or breach.

               (i) Any insurance premium under any insurance policy related to a Benefit Plan for any period up to and including the Closing Date shall have been paid, or accrued and booked on or before the Closing Date, and, with respect to any such insurance policy or premium payment obligation, none of the Companies shall be subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability.

               (j) With respect to each Benefit Plan that is a "group health plan" within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, the Companies and each ERISA Affiliate comply in all material respects with the continuation coverage requirements of the Code and ERISA.

               (k) Except as set forth in Schedule 2.5(k) of the Disclosure Schedules, no Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code.

               (l) The execution of, and performance of the transactions contemplated by this Agreement will not constitute an event under any Benefit Plan that will result in any payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee. No Benefit Plan provides for "parachute payments" within the meaning of Section 280G of the Code.

               (m) Schedule 2.15(m) of the Disclosure Schedules lists all pension, profit sharing, retirement, supplemental retirement, stock, stock option, basic and supplemental accidental death and dismemberment, basic and supplemental life and health insurance, welfare, dental, vision, savings, bonus, deferred compensation, incentive compensation, business travel and accident, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, short and long term disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit and other employee benefit arrangements, plans, contracts, policies or practices maintained, contributed to, or required to be contributed to by any of the Companies or any ERISA Affiliate (or with respect to which any of the Companies or any ERISA Affiliate may have any liability) outside the United States (the "Foreign Plans").

               (n) A true and complete copy of each Foreign Plan including all amendments and modifications thereof (and in the case of an unwritten Foreign Plan, a written description thereof) together with all related agreements including, without limitation, trust agreements, insurance contracts and investment management agreements have been delivered to CVC.

               (o) Each Foreign Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and with all applicable laws.

       2.16. Taxes. (a) Except as set forth in Schedule 2.16 of the Disclosure Schedules, each of the Companies has timely filed with the appropriate federal, state, local, and foreign governmental entity or other authority (individually or collectively, "Taxing Authority") all Tax Returns (as defined in Section 2.16(b)) required to be filed and has timely paid in full all Taxes (as defined in Section 2.16(b)), if any, shown to be due on such Tax Returns and all other Taxes for which a notice of assessment or demand for payment has been received. All Tax Returns are true, correct and complete; have been prepared in accordance with all applicable laws and requirements; and accurately reflect the taxable income (or other measure of tax) of the corporation filing the tax return. There are no liens for Taxes upon any of the Companies or their respective assets, except liens for current Taxes not yet due. Except as set forth on Schedule 2.16 of the Disclosure Schedules, none of the Companies has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes.

               (b) As used in this Agreement: (i) "Tax" means any of the Taxes and "Taxes" means all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, environment, alternative, or add-on minimum taxes, custom duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority on any of the Companies, and (ii) "Tax Return" means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority or other authority in connection with the determination, assessment, or collection of any Tax paid or payable by any of the Companies or the administration of any laws, regulations, or administrative requirements relating to any such Tax.

               (c) Except as set forth on Schedule 2.16 of the Disclosure Schedules, there is no action, suit, proceeding, investigation, audit, claim, assessment or judgment now pending against any of the Companies in respect of any Tax, and no notification of an intention to examine has been received from any Taxing Authority.

               (d) None of the Companies is a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

               (e) Except as set forth on Schedule 2.16 of the Disclosure Schedules, none of the Companies nor any predecessor thereto by way of merger, liquidation or similar transaction: (i) has been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code) other than the group in which the Holding Company is the common parent or (ii) has filed or been required to file or been included in a combined, consolidated, or unitary federal, state, local or foreign income tax return other than with the Holding Company or a member of the affiliated group of the Holding Company. There is no agreement or arrangement with any person or entity pursuant to which any of the Companies would have an obligation with respect to Taxes of another person or entity following the Closing.

               (f) The accruals for Taxes contained in the Pro Forma Interim Balance Sheet are adequate to cover all liabilities for Taxes of each of the Companies for all periods ending on or before March 31, 1996 (include adequate provision for all deferred Taxes) and nothing has occurred subsequent to March 31, 1996 to make any of such accruals inadequate. Each of the Companies has on a timely basis filed all information returns or reports, including Forms 1099, that are required to be filed and has accurately reported all information required to be included on such returns or reports.

               (g) True copies of federal, state and foreign income Tax Returns of the Holding Company, IKS and each of the IKS Subsidiaries for each of the fiscal years ending December 31, 1990 through December 31, 1995 have been delivered or made available to CVC. Except as disclosed on Schedule 2.16 of the Disclosure Schedules, each Tax Return of each of the Companies has been audited by the relevant Taxing Authority (and all deficiencies or proposed deficiencies resulting from such audits have been paid or are adequately provided for in the Closing Balance Sheet), or the statute of limitations with respect to each Tax Return has expired. No claim has been made by a Taxing Authority in a jurisdiction where any of the Companies does not file Tax Returns that any of the Companies is or may be subject to taxation by that jurisdiction.

               (h) Except as disclosed on Schedule 2.16 of the Disclosure Schedules, none of the Companies has ever (a) filed any consent agreement under
Section 341(f) of the Code, (b) been the subject of a Tax ruling that has continuing effect, (c) been the subject of a closing agreement with any Taxing Authority that has continuing effect, (d) filed or been the subject of an election under Section 338(g) or Section 338(h)(10) of the Code or caused or been the subject of a deemed election under Section 338(e) thereof or (e) granted a power of attorney with respect to any Tax matters that has continuing effect. None of the Companies has agreed to make, nor is any one of them required to make, any adjustment under Section 481 of the Code.

               (i) Except as disclosed on Schedule 2.16 of the Disclosure Schedules, none of the Companies owns any interest in an entity characterized as a partnership for federal income tax purposes.

       2.17. Consents. Except as set forth on Schedule 2.17 of the Disclosure Schedules and those that may be required solely by reason of CVC's (as opposed to any third party's) participation in the transactions contemplated hereby, no consent, approval, or authorization of, or exemption by, or filing with, any governmental authority (including, without limitation, under Environmental Laws) is required to be obtained or made by Company Stockholders or any of the Companies in connection with the execution, delivery, and performance by Company Stockholders or any of the Companies of this Agreement or the taking by Company Stockholders or any of the Companies of any other action contemplated hereby or the continuation by any of the Companies immediately after the Closing of the businesses conducted by them prior to the Closing.

       2.18. Authority; Effect of Agreement. The execution, delivery and performance by the Holding Company of this Agreement and the consummation by the Holding Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Holding Company. This Agreement has been duly and validly executed and delivered by the Holding Company and the Company Stockholders and constitutes the valid and binding obligation of each of them, enforceable against each of them in accordance with its terms. The execution, delivery and performance by the Holding Company and the Company Stockholders of this Agreement and the consummation by the Holding Company and the Company Stockholders of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (w) violate any provision of law, rule, or regulation to which any Company Stockholder or any of the Companies is subject, (x) violate any order, judgment, or decree applicable to any Company Stockholder or any of the Companies, (y) violate any provision of any of the charter documents of any of the Companies, (z) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property or give to others any interests or rights therein under any indenture, deed of trust, mortgage, loan or credit agreement, license, permit, contract, lease, or other agreement, instrument or commitment to which any Company Stockholder or any of the Companies is a party or by which any of them may be bound or affected, except for any such violations that in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby and would not have a Material Adverse Effect.

       2.19. Employee Relations. (a) Except as disclosed in Schedule 2.19 of the Disclosure Schedules, none of the Companies is: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement;
(ii) a party to, involved in or, to the knowledge of Company Stockholders, threatened by, any labor dispute or unfair labor practice charge; or (iii) currently negotiating any collective bargaining agreement, and none of the Companies has experienced any work stoppage during the last three years.

               (b) Each of the Companies is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. Except as disclosed on Schedule 2.19 of the Disclosure Schedules, there are no outstanding claims against any of the Companies (whether under regulation, contract, policy or otherwise) asserted by or on behalf of any present or former employee or job applicant of such company on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers' compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to plant closings, employment terminations or layoffs, including but not limited to The Workers Adjustment and Retraining Act, (viii) any violation of any statute, ordinance, order, rule or regulation relating to employee "whistleblower" or "right-to-know" rights and protections, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any regulation relating to minimum wages or maximum hours of work, and no Company Stockholder is aware of any such claims which have not been asserted. No person (including any governmental body) has asserted or threatened any claims against any of the Companies under or arising out of any regulation relating to discrimination or occupational safety in employment or employment practices.

       2.20. Products Liability. Except as disclosed on Schedule 2.20 of the Disclosure Schedules, there are no: (i) liabilities of any of the Companies, fixed or contingent, asserted or, to the best knowledge of any Company Stockholder, unasserted, with respect to any product liability or any similar claim that relates to any product manufactured by any of the Companies on or prior to the Closing Date; or (ii) liabilities of any of the Companies, fixed or contingent, asserted or, to the best knowledge of any Company Stockholder, unasserted, with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any product manufactured by any of the Companies on or prior to the Closing Date, other than standard warranty obligations (to replace, repair or refund) in the ordinary course of the conduct of the businesses of the Companies, none of which individually involves a claim for money, property or services in excess of $5,000.00.

       2.21.   Transactions with Related Parties.  Except as described in
Schedule 2.21 of the Disclosure Schedules, since December 31, 1995, no Company Stockholder or other affiliate (which as used in this Agreement means any person who controls, is controlled by or is under common control with the specified person and any member of the specified person's immediate family) of any of the Companies or any Company Stockholder has or has had:

               (a) borrowed money from or loaned money to any of the Companies for the benefit of their businesses other than loans among the Companies in the ordinary course of business;

               (b) any contractual or other claims, express or implied, or of any kind whatsoever against any of the Companies;

               (c) any interest in any property or assets used by any of the Companies;

               (d) engaged in any other transaction with any of the Companies (other than employment relationships at the salaries disclosed in the Disclosure Schedules).

       2.22. Insurance. Schedule 2.22 of the Disclosure Schedules contains a complete and correct list of all policies and contracts for property and casualty insurance of which any of the Companies is the owner, insured or beneficiary, or covering any of their respective properties. Schedule 2.22 of the Disclosure Schedules contains a list of any pending claims under the respective insurance policies listed thereon. All such policies are outstanding and in full force and effect. There is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on
Schedule 2.22 of the Disclosure Schedules: (a) all of such coverages are provided on an "occurrence" (as opposed to "claims made") basis; (b) there are no outstanding claims under such policies; (c) there are no premiums or claims due under such policies which remain unpaid; (d) in the past two years, no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any material claim under, any such policy has been received; and (e) none of the Companies has been refused any property and casualty insurance, nor have any of their respective coverages been limited by any insurance carrier to which any of them has applied for insurance or with which any of them has carried insurance during the last two years.

       2.23. Brokers. Other than Schroder Wertheim & Co. Incorporated (whose fees will be paid by Company Stockholders), Company Stockholders have retained no broker, finder or investment banking firm to act on their behalf in connection with the transactions contemplated by this Agreement and, to Company Stockholders' knowledge, no other corporation, firm, or person is entitled to receive any brokerage commission, finder's fee or other similar compensation in connection with the transactions contemplated by this Agreement, except as otherwise described in Section 3.6.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, COMPANY STOCKHOLDERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE HOLDING COMPANY, IKS OR ANY OR THE IKS SUBSIDIARIES OR THE ASSETS OR PROPERTIES OF ANY OF THEM OR OTHERWISE IN CONNECTION WITH THE SALE OF SECURITIES OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF CVC

       CVC hereby represents and warrants to Company Stockholders as follows:

       3.1. Organization. CVC is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby.

       3.2. Corporate Power and Authority; Effect of Agreement. The execution, delivery, and performance by CVC of this Agreement and the consummation by CVC of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CVC. This Agreement has been duly and validly executed and delivered by CVC and constitutes the valid and binding obligation of CVC, enforceable against CVC in accordance with its terms. The execution, delivery, and performance by CVC of this Agreement and the consummation by CVC of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, rule, or regulation to which CVC is subject, (ii) violate any order, judgment, or decree applicable to CVC or (iii) violate any provision of the charter or the by-laws or regulations of CVC; except, in each case, for violations that in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

       3.3. Consents. No consent, approval, or authorization of, or exemption by, or filing with, any governmental authority is required to be obtained or made by CVC in connection with the execution, delivery and performance by CVC of this Agreement or the taking by CVC of any other action contemplated hereby. No statute, rule or regulation, or order of any court or administrative agency prohibits CVC from consummating the transactions contemplated hereby.

       3.4. Litigation. There is no Litigation pending or, to the knowledge of CVC, threatened (i) against CVC or any of its affiliates with respect to which there is a reasonable likelihood of a determination that would have a material adverse effect on the ability of CVC to perform its obligations under this Agreement, or (ii) that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Neither CVC nor any of its affiliates is subject to any outstanding orders, rulings, judgments, or decrees that would have a material adverse effect on the ability of CVC to perform its obligations under this Agreement.

       3.5. Brokers. CVC has retained no broker, finder or investment banking firm to act on its behalf in connection with the transactions contemplated by this Agreement and, to CVC's knowledge, no other corporation, firm or person is entitled to receive any brokerage commission, finder's fee or other similar compensation in connection with the transactions contemplated by this Agreement, except as otherwise described in Section 2.19.

       3.6. Purchase for Investment. CVC is purchasing the securities being purchased by it pursuant to Section 1.2(b) for investment and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities laws. CVC hereby acknowledges receipt of the Disclosure Schedules referred to in this Agreement.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, CVC MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN CONNECTION WITH THE PURCHASE OF SECURITIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.


                                   ARTICLE IV

                       COVENANTS OF COMPANY STOCKHOLDERS

       Company Stockholders hereby covenant and agree with CVC and the Companies as follows:

       4.1. Cooperation by Company Stockholders. From the date hereof and prior to the Closing, Company Stockholders will use their reasonable efforts, and will cooperate with CVC, to secure all necessary consents, approvals, authorizations, exemptions, and waivers from third parties (including any required pursuant to the Hart-Scott-Rodino Antitrust Improvements act of 1974, as amended (the "HSR Act"), German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschrankungen) (the "German Act") and the Canadian Bank Act ("Canadian Bank Act") as shall be required in order to enable the Holding Company and Company Stockholders to effect the transactions contemplated hereby, and will otherwise use their reasonable efforts to cause the consummation of such transactions, in accordance with the terms and conditions hereof.

       4.2. Conduct of Business. Except as expressly contemplated by this Agreement or the Disclosure Schedules or except as CVC otherwise may consent to in writing (which consent shall not be unreasonably withheld), from the date hereof and prior to the Closing, Company Stockholders shall cause the
Companies: (A) to (i) in all material respects, operate their respective businesses only in the ordinary course; (ii) use all reasonable efforts to preserve intact their respective business organizations; (iii) maintain their respective properties, machinery, and equipment in sufficient operating condition and repair to enable them to operate their respective businesses in all material respects in the manner in which the businesses are currently operated, except for maintenance required by reason of fire, flood, earthquake, or other acts of God; (iv) use all reasonable efforts to continue all material existing insurance policies (or comparable insurance) in full force and effect;
(v) use all reasonable efforts to keep available until the Closing the services of their respective present officers, key employees, and key agents; and (vi) use all reasonable efforts to preserve their relationships with their respective material lenders, suppliers, customers, licensors, and licensees such that their respective businesses will not be materially impaired; and (B) not to (i) issue, sell or otherwise dispose of any of its capital stock, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its capital stock; (ii) reclassify, split up or otherwise change its capital stock; (iii) amend any of its charter documents or bylaws;
(iv) be a party to a merger, consolidation or other business combination; (v) sell, lease, license or otherwise dispose of any of its assets, except in the ordinary course of business; (vi) organize any subsidiary or acquire any equity securities of any person or any equity or ownership interest in any business;
(vii) enter into any agreement that materially restricts any of the Companies from carrying on the businesses currently conducted by it; (viii) cancel any material debts of others or waive any material claims or rights; or (ix) take or omit to take any action which if taken or omitted prior to the date hereof would constitute or result in a breach of any representations and warranties contained in Article II of this Agreement; provided, however, that nothing in this Section 4.2 shall prohibit the repayment by Edward J. Brent of his loans from IKS in the approximate amount of $135,000.00 and the purchase for $1 by Diether Klingelnberg of the accounts receivable in the approximate amount of $40,000 due to the Holding Company from Lamont Gear.

       4.3. Access. From the date hereof and prior to the Closing, Company Stockholders shall provide CVC with such information as CVC from time to time reasonably may request with respect to the Companies and shall cause the Companies to provide CVC and its representatives such reasonable access during regular business hours and upon reasonable notice to their respective properties, books and records as CVC from time to time reasonably may request. All such information and access shall be subject to the terms and conditions of the letter agreements dated April 23, 1996 and August 22, 1996 (collectively, the "Confidentiality Agreement").

       4.4. Resignations. At the Closing, Company Stockholders will cause to be delivered to the Holding Company written resignations of each officer or director of the Companies as to which such resignation has been requested by CVC.

       4.5. Estoppel Certificates and Consents. Immediately upon its execution of this Agreement, the Holding Company and the Company Stockholders shall cause the Companies to exercise their commercially reasonable efforts to obtain and deliver to CVC at the Closing (a) estoppel certificates and lessor waivers (such consents not to be conditioned on any increased rental, other payment, reduced term, or other change of lease terms), in a form acceptable to CVC (the "Estoppel Certificates"), from each real property lessor listed on
Schedule 2.8.1 of the Disclosure Schedules and (b) landlord consents in a form acceptable to CVC from each real property lessor set forth on Schedule 2.8.2 of the Disclosure Schedules (the "Lessor Consents").


                                   ARTICLE V

                    COVENANTS OF CVC AND THE HOLDING COMPANY

       5.1. Cooperation by CVC. From the date hereof and prior to the Closing, CVC shall use its reasonable efforts, and shall cooperate with Company Stockholders, to secure all necessary consents, approvals, authorizations, exemptions, and waivers from third parties as shall be required in order to enable CVC to effect the transactions contemplated hereby, and will otherwise use its reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

       5.2. Books and Records; Personnel. For a period of five years from and after the Closing Date:

               (a) The Holding Company shall not, and shall cause each of the Companies not to, dispose of or destroy any of their respective books and records relating to periods prior to the Closing ("Books and Records") without first offering to turn over possession thereof to Company Stockholders by written notice given to Company Stockholders at least 30 days prior to the proposed date of such disposition or destruction.

               (b) The Holding Company shall, and shall cause each of the Companies to, allow Company Stockholders and their agents access to all Books and Records (to the extent that they relate to periods prior to the Closing) during normal working hours at the principal place of business of the Holding Company or, at the Holding Company's option, at any location where any such Books and Records are stored, and Company Stockholders shall have the right, at their own expense, to make copies of any Books and Records (to the extent that they relate to periods prior to the Closing); provided, however, that any such access or copying shall be had or done in such a manner so as not to interfere unreasonably with the normal conduct of the business of the Holding Company or any of the Companies.

               (c) The Holding Company shall, and shall cause the Companies to, make available to Company Stockholders upon written request: (i) copies of any Books and Records (to the extent that they relate to periods prior to the Closing), (ii) such personnel of the Companies as are reasonably required to assist Company Stockholders in locating and obtaining any such Books and Records, and (iii) any personnel of the Companies whose assistance or participation is reasonably required by Company Stockholders or any of their representatives in anticipation of, or preparation for, existing or future Litigation, tax returns, or other matters in which Company Stockholders or any of their affiliates are involved; provided that such requests shall not interfere with the ability of such personnel to perform services for any of the Companies. Company Stockholders shall reimburse the Companies for the reasonable out-of-pocket expenses incurred by any of them in performing the covenants contained in this Section 5.2(c).

       5.3. Change of Name. The Holding Company shall by appropriate corporate actions cause the name of each of the Companies in the corporate name of which the name "Klingelnberg" appears to be changed to a name not including the name "Klingelnberg" or any derivation thereof as soon as reasonably practicable after the Closing Date. After the date by which such corporate names are required to be changed, none of the Companies shall use, directly or indirectly, the name "Klingelnberg" or any derivation thereof except in conjunction with the initials "IKS" under the same circumstances in which such name or derivation and such initials are being used as of the date of this Agreement; provided, however, that no such use of the name "Klingelnberg" or any derivation thereof shall occur following the fifth anniversary of the Closing Date.

       5.4. Financing. CVC shall use all reasonable efforts to obtain the financing required to effect the transactions contemplated by this Agreement and to pay related fees and expenses (the "Financing") and, in the event that any portion of the Financing becomes unavailable, for reasons other than a material breach of this Agreement by the Holding Company or the Company Stockholders, CVC shall use all reasonable efforts to obtain alternative financing from other sources. Company Stockholders and the Holding Company covenant that they shall cause the Companies to cooperate with CVC with respect to the Financing and to take all actions and do all things reasonably necessary, proper or advisable to assist CVC in securing the Financing.


                                   ARTICLE VI

                        CONDITIONS TO CVC'S OBLIGATIONS

       The obligation of CVC to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

       6.1. Representations, Warranties and Covenants of Company Stockholders. Company Stockholders shall have performed the agreements and covenants contained in this Agreement and shall have caused the Holding Company to perform the agreements and covenants contained in this Agreement which are to be performed by Company Stockholders and the Holding Company on or prior to the Closing Date, and the representations and warranties made by Company Stockholders in this Agreement (without giving effect to any amendment to the Disclosure Schedules permitted by Section 10.5) shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same (without giving effect to any amendment to the Disclosure Schedules permitted by Section 10.5) shall continue on the Closing Date to have been true and correct in all material respects as of the specified date.

       6.2. No Prohibition. No statute, rule or regulation, or order of any court or administrative agency shall be in effect that prohibits CVC from consummating the transactions contemplated hereby or the ability of any of the Companies to conduct their respective businesses substantially in the manner that such businesses were being conducted prior to the Closing.

       6.3. Third Party Consents. Company Stockholders shall have received the consents from third parties, if any, set forth on Schedule 2.17 of the Disclosure Schedules in form reasonably acceptable to CVC.

       6.4. Governmental Consents. The waiting period under the HSR Act, the German Act and the Canadian Banking Act, if applicable, shall have expired or been terminated and all other consents, approvals, authorizations, exemptions, and waivers from governmental agencies that shall be required in order to consummate the transactions contemplated hereby, shall have been obtained (except for such consents, approvals, authorizations, exemptions, and waivers, the absence of which would not prohibit the consummation of the transactions contemplated hereby or render such transactions illegal).

       6.5. Proceedings. No action or proceeding shall be pending or threatened to restrain or prevent the consummation of the transactions contemplated hereby or that substantially interferes with the ability of any of the Companies to conduct their respective businesses substantially in the manner that such businesses were being conducted prior to the Closing.

       6.6. Financing. The Holding Company shall have received the proceeds of the Financing.

       6.7. Opinion. CVC shall have received a written opinion, dated the Closing Date, of Thompson Hine & Flory P.L.L., in a form to be mutually agreed upon by the parties.

       6.8. Exchange of Stock. Management Stockholders shall have exchanged all of their shares of IKS Management Stock for the shares of TKC Management Stock.

       6.9. Stockholders Agreement. Each Company Stockholder who acquires shares of Class A Stock pursuant to this Agreement shall have entered into a Stockholders Agreement, dated as of the Closing Date, substantially in the form of Exhibit 6.9.

       6.10. Estoppel Certificates. CVC shall have received the duly executed Estoppel Certificates and a written waiver of lien from the landlords under each of the Real Property Leases, dated no more than ten days prior to the Closing, and shall have received the Lessor Consents.

       6.11. Title Insurance. (a) The Company Stockholders shall have delivered to CVC and the Companies good and valid, irrevocable ALTA title insurance binders or commitments (collectively, the "Title Commitments," and each a "Title Commitment"), in final form, from one or more title insurance companies reasonably acceptable to CVC (collectively, the "Title Company"), subject only to such requirements relating to the issuance of a final policy of title insurance as are reasonably acceptable to CVC, committing the Title Company to insure that each of the Owned U.S. Real Properties are free and clear of all Encumbrances, except Permitted Fee Title Exceptions. Each of the Title Commitments shall be effective as of a date occurring not earlier than the date of this Agreement and, if required by and at the expense of CVC, the effective dates of each of the Title Commitments shall be brought down to the close of business on the Closing Date. Each such Title Commitment shall include such endorsements thereto as may reasonably be requested by CVC. On or prior to the Closing Date, and as a condition precedent to the obligations of CVC hereunder, the Company Stockholders shall execute and deliver, or cause to be executed and delivered, to the Title Company any affidavits reasonably requested by the Title Company or CVC in connection with the issuance of the Title Commitments in form and substance as required hereunder. The Title Commitments shall be delivered to CVC and the Companies at the sole cost and expense of the Company Stockholders, provided that any and all Title Company fees, charges, costs and expenses in excess of $1,500.00 ("Excess Commitment Fees") shall be borne and paid by the Holding Company, except to the extent that such Excess Commitment Fees are attributable to title defects giving rise to (i) title exceptions which are not Permitted Fee Title Exceptions, or (ii) requirements to the issuance of a final title policy which are not reasonably satisfactory to CVC.

       (b) Should any Title Commitment contain any exception which is not a Permitted Fee Title Exception or be subject to any requirement relating to the issuance of a final title policy which is not reasonably satisfactory to CVC, then as soon as practicable, but in no event later than five (5) business days after CVC's receipt of such Title Commitment, and when circumstances permit, no later than the fifth (5th) business day before the Closing Date, CVC shall notify the Company Stockholders' Agent of the existence of such exception or requirement, but the failure of CVC to give such notice within such time period shall not relieve the Company Stockholders of their obligations under this Section, except to the extent that they are prejudiced thereby. The Company Stockholders shall use all commercially reasonable efforts to cure the title defect giving rise to such exception or requirement or, if reasonably acceptable to CVC, to have the same insured over, and shall have such exception or requirement removed from the Title Commitment or insured over, as applicable. If such cannot be or is not so cured or insured over prior to the Closing, then CVC may terminate this Agreement as provided in Section 8.1(c) hereof; provided that if CVC does not so terminate this Agreement, then CVC shall be conclusively deemed to have waived any claim against the Company Stockholders with respect to such title defect, except for any claim for indemnification or defense relating to such title defect which may be made under Section 9.2 of this Agreement.

       6.12. FIRPTA Certificate. Company Stockholders shall have delivered to CVC a certificate of the Holding Company prepared in accordance with Treasury regulations sections 1.1445-2(c)(3) promulgated under the Code and dated as of the Closing Date that the Holding Company Stock is not a U.S. real property interest as defined in section 897(c) of the Code.

       6.13.   Affiliate Agreements.  The agreements listed in items (a)(21),
(a)(22) and (a)(25) of Schedule 2.11 shall have been amended to provide that the Companies shall continue to have the right to receive the services being provided by certain affiliates of Diether Klingelnberg other than the Companies thereunder on the current pricing terms provided that the Companies and such affiliates may terminate such agreements on reasonable notice without any penalties, retroactive fee adjustments or other charges. Diether Klingelnberg shall have purchased the insurance on his life held by the Holding Company from the Holding Company in exchange for the obligation of the Holding Company to Diether Klingelnberg under the Deferred Compensation Agreement listed in item
(g)(1) of Schedule 2.11.  The Amended Stockholders' Agreement listed in item
(g)(9) of Schedule 2.11 shall have been terminated and the parties thereto shall have waived any and all rights thereunder.



                                  ARTICLE VII

                CONDITIONS TO COMPANY STOCKHOLDERS' OBLIGATIONS

       The obligations of Company Stockholders to consummate the transactions contemplated hereby at the Closing shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

       7.1. Representations, Warranties and Covenants of CVC. CVC shall have performed the agreements and covenants contained in this Agreement which are to be performed by CVC on or prior to the Closing Date, and the representations and warranties made by CVC in this Agreement shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as otherwise contemplated hereby, and (b) to the extent that any such representations and warranties were made as of a specified date and as to such representations and warranties the same shall continue on the Closing Date to have been true and correct in all material respects as of the specified date.

       7.2. No Prohibition. No statute, rule or regulation, or order of any court or administrative agency shall be in effect that prohibits Company Stockholders from consummating the transactions contemplated hereby.

       7.3. Third Party Consents. Company Stockholders shall have received the consents from third parties set forth on Schedule 2.17 of the Disclosure Schedules in form reasonably acceptable to Company Stockholders.

       7.4. Governmental Consents. The waiting period under the HSR Act and the German Act, if applicable, shall have expired or been terminated and all consents, approvals, authorizations, exemptions, and their waivers from governmental agencies that shall be required in order to consummate the transactions contemplated hereby, if any, shall have been obtained (except for such consents, approvals, authorizations, exemptions, and waivers, the absence of which would not prohibit the consummation of the transactions contemplated hereby or render such transactions illegal).

       7.5. Proceedings. No action or proceeding shall be pending or threatened to restrain or prevent the consummation of the transactions contemplated hereby.

       7.6. Opinion. Company Stockholders shall have received a written opinion, dated the Closing Date, of Dechert Price & Rhoads, in a form to be mutually agreed upon by the parties.

       7.7. Stockholders Agreement. CVC shall have entered into a Stockholders Agreement, dated as of the Closing Date, substantially in the form of Exhibit 6.9.

       7.8.    Affiliate Agreements.  The agreements listed in items (a)(21),
(a)(22) and (a)(25) of Schedule 2.11 shall have been amended to provide that the Companies shall continue to have the right to receive the services being provided by certain affiliates of Diether Klingelnberg other than the Companies thereunder on the current pricing terms provided that the Companies and such affiliates may terminate such agreements on reasonable notice without any penalties, retroactive fee adjustments or other charges. Diether Klingelnberg shall have purchased the insurance on his life held by the Holding Company from the Holding Company in exchange for the obligation of the Holding Company to Diether Klingelnberg under the Deferred Compensation Agreement listed in item
(g)(1) of Schedule 2.11.  The Amended Stockholders' Agreement listed in item
(g)(9) of Schedule 2.11 shall have been terminated and the parties thereto shall have waived any and all rights thereunder.

                                  ARTICLE VIII

                          TERMINATION PRIOR TO CLOSING

       8.1. Termination. This Agreement may be terminated at any time prior to the Closing:

               (a) By the mutual written consent of CVC and Company Stockholders' Agent; or

               (b) By either Company Stockholders' Agent or CVC by written notice given to the other, if the Closing has not occurred on or before November 20, 1996; or

               (c) By either Company Stockholders' Agent or CVC by written notice given to the other, if there has been a material breach by the other party of any of the representations, warranties, covenants or agreements made by such other party in this Agreement and such breach results in a failure to satisfy a condition to the terminating party's obligation to consummate the transactions provided herein.

       8.2. Effect on Obligations. Termination of this Agreement pursuant to Section 8.1 shall terminate all obligations of the parties hereunder, except for their obligations under Section 10.9 and under the Confidentiality Agreement; provided, however, that termination pursuant to Section 8.1(c) by reason of a breach of any covenant or agreement shall not relieve the breaching party (whether or not it is the terminating party) from any liability to the other party hereto arising from or related to such breach.


                                   ARTICLE IX

                          SURVIVAL AND INDEMNIFICATION


       9.1. Survival. Except as otherwise set forth in this Section 9.1, the representations and warranties made by the parties in this Agreement shall survive the Closing until April 15, 1998 regardless of any investigation made or information or knowledge obtained by or on behalf of any party, as applicable, at any time, and thereupon shall expire (together with any right to indemnification or other recovery for any breach or inaccuracy thereof), except to the extent that a Claim Notice (as defined in Section 9.2) is given to the party that made such representation or warranty (or to the Company Stockholders' Agent in the case of representations and warranties made by any Company Stockholder) prior to such date, in which case the representation and warranty shall survive, to the extent of the claim described in the Claim Notice only, until such claim is resolved, but only if:
(i) in the case of a claim made by any party by reason of a third party claim, the Claim Notice is accompanied by a copy of any written notice of the third party claimant, and (ii) in the case of any other claim, either the party making such claim has incurred damages or expenses in good faith at or prior to the date on which the Claim Notice is given or such claim represents a claim for potential or contingent claims or demands and the party making such indemnification claim has reasonable grounds to believe that such potential or contingent claim or demand may be made; and provided that any Claim Notice with respect to any breach of the representations in Section 2.14 with respect to any Environmental Matters (an "Environmental Breach") shall not be effective unless accompanied by (a) written notice from the applicable regulatory authority, or, if there has been a claim made against any of the Companies by a third party, the written notice of the third party claimant, alleging the existence of the conditions as to which the Environmental Breach is claimed or
(b) a written report from a reputable environmental consulting firm, the fees and expenses of which firm shall be borne solely by the Holding Company, confirming, in reasonable detail, the existence of the conditions as to which an Environmental Breach is claimed. Notwithstanding the foregoing: (i) the representations and warranties made by Company Stockholders in Sections 2.1,
2.18 and 2.23 of this Agreement shall survive the Closing indefinitely; (ii) the representations and warranties made by Company Stockholders under Section
2.14 shall survive the Closing until the fifth anniversary of the Closing Date;
(iii) the representations and warranties made by Company Stockholders in
Section 2.15, insofar as they relate to compliance with ERISA, or any comparable statute or regulation applicable to employee benefit plans maintained in foreign countries, shall survive the Closing until the date that is 30 days following the expiration of any applicable statute of limitations plus extensions or waivers thereof; and (iv) the representations and warranties made by Company Stockholders with respect to Taxes under Section 2.16 shall survive the Closing until the date that is 30 days following the expiration of any applicable statute of limitations plus any waivers or extensions thereof.

       9.2. General Indemnification. (a) Following the Closing, Company Stockholders, jointly and severally, shall indemnify and defend each of the Companies and shall hold each of them harmless from and against all Losses (as hereinafter defined) that are incurred or suffered by any of them:

                      (i) By reason of any misrepresentation or breach of any representation or warranty made by Company Stockholders in this Agreement or in any Disclosure Schedule or certificate required to be furnished to CVC pursuant hereto ("Warranty Losses");

                      (ii) By reason of any breach of any covenant made by Company Stockholders in this Agreement or in any Disclosure Schedule or certificate required to be furnished to CVC pursuant hereto, whether such covenant requires performance prior to or after the Closing;

                      (iii) On account of any Retained Liabilities (as hereinafter defined);

                      (iv) On account of (A) any Taxes of any of the Companies with respect to any taxable period that ends on or before the Closing Date, except to the extent that such Taxes are reflected as a current liability on the Closing Balance Sheet; (B) any Taxes of any of the Companies with respect to any taxable period that begins before, but ends after the Closing Date to the extent such Taxes are allocable to the portion of the taxable period up to and including the Closing Date ("Pre-Closing Taxes"), except to the extent such Taxes are reflected as a current liability on the Closing Balance Sheet; (C) any liability for Taxes pursuant to Treasury regulations section 1.1502-6 (or analogous state, local or foreign tax provision) of any consolidated, combined or unitary group of which any of the Companies was a member on or before the Closing Date, to the extent such liability is not attributable to the income or operations of a Company; and (D) any liability resulting from any of the Companies being liable for the Taxes of another person pursuant with an agreement with any person entered into before the Closing Date (for purposes of determining Pre-Closing Taxes, personal property, real property and other ad valorem Taxes shall be apportioned on a per diem basis, income taxes for a taxable period that includes but does not end on the Closing Date shall be allocated on the basis of taxable income allocable to the pre-Closing and post-Closing periods on an interim closing of the books basis, and all other Taxes shall be apportioned on the basis of an interim closing of the books as of the end of the Closing Date). (Notwithstanding the foregoing provisions of this Section 9.2(iv), if there is an adjustment to an item of income or deduction with respect to a Tax return of the Companies and, if in connection therewith, there is an increase in the share of the Tax liability that would be borne by the Company Stockholders under this section for a taxable period (or portion thereof) prior to the Closing and a decrease in the Tax liability that would be borne by the Companies for a taxable period (or portion thereof) following the Closing, or if in connection therewith there is an increase in Tax liability that would be borne by the Companies for a taxable period (or portion thereof) following the Closing and a decrease in the Tax liability that would be borne by the Company Stockholders under this section for a taxable period (or portion thereof) prior to the Closing, then the party that realizes a Tax benefit shall pay to the party that realizes the Tax detriment the amount of the Tax benefit actually received within 15 days following the date on which the Tax benefit is actually received provided that the amount payable by the party realizing the Tax benefit shall not exceed the Tax detriment arising from such adjustment.); or

                      (v) Arising from, relating to or in connection with any of the following: (1) the presence, Management or Release of Hazardous Materials first occurring or existing prior to the Closing (a) at, on, under or from any property previously (but not as of the date of the Closing) owned, operated or leased by any of the Companies or any of their predecessors, whether into the air, soil, ground or surface waters on-site or off-site or (b) arising from the off-site transportation, storage, treatment, recycling or disposal of Hazardous Materials by or on behalf of any of the Companies or any of their predecessors; or (2) fines, penalties (criminal and civil) and administrative assessments arising from or related to any violations of Environmental Laws existing prior to the Closing and during such reasonable time after Closing for the Companies to attain compliance with such Environmental Laws; or (3) relating to, arising from or in connection with the matters, site conditions or activities identified on Schedule 9.2(a)(v) and disclosed by the environmental reports listed on such Schedule; or (4) any Losses suffered by any of the Companies (other than IKS Klingelnberg Far East
GmbH) on account of any environmental condition or violation of Environmental Laws at the facility of the Chinese Subsidiaries located in Shanghai other than diminution or loss of the value of such Company's investment in IKS Klingelnberg Far East GmbH or the Chinese Subsidiaries operating such Shanghai facility (currently approximately $2.8 million); regardless of whether any of the foregoing environmental conditions or violations of Environmental Law are disclosed in any Disclosure Schedule to this Agreement or otherwise disclosed to CVC.

Notwithstanding the foregoing, (a) Company Stockholders shall not be obligated to provide any such indemnification for Warranty Losses or indemnification pursuant to Section 9.2(a)(v)(1), (3) or (4) unless the aggregate amount that the Companies are entitled to recover in respect of all such claims exceeds $2,500,000 (the "Deductible"), and then only to the extent that such amount exceeds the Deductible; and, in any event, the maximum aggregate obligation of Company Stockholders hereunder for Warranty Losses and indemnification pursuant to Section 9.2(a)(v) shall not exceed $15,000,000; (b) the maximum aggregate obligation of each Management Stockholder hereunder for indemnification in respect of Losses shall not exceed an amount equal to the product of $15,000,000 and the Ownership Percentage set forth opposite such Management Stockholder's name on Schedule 1.2; (c) each Management Stockholder's obligation for indemnification in respect of any Loss shall not exceed an amount equal to the aggregate amount of such Loss multiplied by such Company Stockholder's Ownership Percentage set forth opposite such Management Stockholder's name on Schedule 1.2; and (d) Management Stockholders shall have no liability for indemnification in respect of any of the Retained Liabilities.

In addition to the indemnification to the Companies, Company Stockholders, jointly and severally, shall indemnify and defend CVC and shall hold CVC harmless from and against all Losses that are incurred or suffered by CVC for breaches of the representation and warranties in Section 2.1.

               (b) Following the Closing, each of the Companies jointly and severally shall indemnify Company Stockholders and their affiliates and hold each of them harmless from and against all Losses (as hereinafter defined) that are incurred or suffered by any of them:

                      (i) By reason of any misrepresentation or breach of any representation or warranty made by CVC in this Agreement or in any schedule, statement, document or certificate furnished or required to be furnished to Company Stockholders pursuant to this Agreement;

                      (ii) By reason of any breach of any covenant made by CVC in this Agreement or in any schedule, statement, document or certificate furnished or required to be furnished to Company Stockholders pursuant hereto, or by reason of any breach of any covenant made by the Holding Company in this Agreement or in any schedule, statement, document or certificate furnished or required to be furnished to Company Stockholders pursuant hereto, which covenant of the Holding Company requires performance after the Closing;

                      (iii) On account of the Assumed Liabilities (as hereinafter defined); or

                      (iv) Arising from or related to any of the following first occurring after the Closing: (1) environmental conditions, including without limitation, the presence of Hazardous Substances at, on, under or from any property owned, operated or leased by the any of the Companies, or the Release or threat of Release of Hazardous Substances at, on, under or from any property owned, operated or leased by any of the Companies whether into the air, soil, ground or surface waters on-site or off-site or arising from the off-site transportation, storage, treatment, recycling or disposal of Hazardous Substances generated by or on behalf of any of the Companies after the

Closing at or from any property owned or leased by any of the Companies, or (2) the violation of any Environmental Law.

               (c) Notwithstanding anything in this Agreement to the contrary, CVC and the Companies shall have no right to any indemnification under this Section 9.2 for any matter to the extent and in the dollar amount that such matter was included in Consolidated Net Debt.

               (d) (i) In the event that any party incurs or suffers any Losses with respect to which indemnification may be sought by such party pursuant to this Section 9.2, the party seeking indemnification (the "Indemnitee") must assert the claim by giving written notice (a "Claim Notice") to the party from whom indemnification is sought (or, in the case of a claim against the Company Stockholders, to Company Stockholder' Agent) (the "Indemnitor"). The Claim Notice must state the nature and basis of the claim in reasonable detail based on the information available to the Indemnitee and, if the Claim Notice is being given with respect to a third party claim or an Environmental Breach, must be accompanied by any documentation described in
Section 9.1. If the Claim Notice is being given by reason of any third party claim, it shall be given within 30 days after the filing or other written assertion of any such claim against the Indemnitee, but the failure of the Indemnitee to give the Claim Notice within such time period shall not relieve the Indemnitor of any liability for indemnification under this Section 9.2, except to the extent that the Indemnitor is prejudiced thereby. Each Indemnitor to whom a Claim Notice is given shall respond to any Indemnitee that has given a Claim Notice (a "Claim Response") within 30 days (the "Response Period") after the date that the Claim Notice is given. Any Claim Response shall specify whether or not the Indemnitor given the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, than the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor. If any Indemnitor shall be obligated to indemnify an Indemnitee hereunder, such Indemnitor shall pay to such Indemnitee within 30 days after the last day of the applicable Response Period the amount to which such Indemnitee shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Agreement, the Indemnitor and the Indemnitee shall seek to resolve such dispute through negotiations and, if such dispute is not resolved within 20 days, the Indemnitee may pursue whatever legal remedies may be available for the recovery of the Losses claimed from any Indemnitor. If any Indemnitor fails to pay all or any part of any indemnification obligation on or before the later to occur of (y) 30 days after the last day of the applicable Response Period, and (z) if the Claim Notice relates to Losses that have not been liquidated as of the date of the Claim Notice, the date on which all or any part of such Losses shall have become liquidated and determined, then the Indemnitor shall also be obligated to pay to the Indemnitee interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate established in the manner described in Section 1.5(f).

                      (ii) The Indemnitee shall provide to the Indemnitor on request all information and documentation reasonably necessary to support and verify any Losses that the Indemnitee believes give rise to the claim for indemnification hereunder and shall give the Indemnitor reasonable access to all books, records, and personnel in the possession or under the control of the Indemnitee that would have bearing on such claim.

                      (iii) Except as hereinafter provided, in the case of third party claims for which indemnification is sought, the Indemnitor shall have the option: (x) to conduct any proceedings or negotiations in connection therewith, (y) to take all other steps to settle or defend any such claim (provided that the Indemnitor shall not settle any such claim without the consent of the Indemnitee (which consent shall not be unreasonably withheld, it being understood that it shall not be unreasonable for the Indemnitee to withhold its consent from any settlement which (1) commits the Indemnitee to take, or to forbear to take, any action, or (2) does not provide for a complete release of the Indemnitee by such third party)), and (z) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel (a "Voluntary Participation") in any proceedings relating to any third party claim. The Indemnitor shall, within 45 days of receipt of the Claim Notice, notify the Indemnitee of its intention to assume the defense of the claim (a "Defense Notice"). Until the Indemnitee has received the Defense Notice, the Indemnitee shall take reasonable steps to defend (but may not settle) the claim. If the Indemnitor declines to assume the defense of any such claim or fails to give a Defense Notice within 45 days after receipt of the Claim Notice, the Indemnitee shall defend against the claim but shall not settle such claim without the consent of the Indemnitor (which consent shall not be unreasonably withheld). The expenses of all proceedings, contests or lawsuits (other than those incurred in a Voluntary Participation) with respect to claims as to which a party is entitled to indemnification under this Section 9.2. shall represent indemnifiable Losses under this Agreement. Regardless of which party shall assume the defense of the claim, the parties shall cooperate fully with one another in connection therewith. Notwithstanding the foregoing, the Indemnitor shall not be entitled (except with the consent of the Indemnitee) to take any of the actions referred to in clauses
(x), (y) or (z) of the first sentence of this subparagraph unless: (a) the third party claim involves solely monetary damages; (b) the Indemnitor shall have expressly agreed in writing that, as between the Indemnitor and the Indemnitee, the Indemnitor shall be solely obligated to satisfy and discharge such third party claim; and (c) if reasonably requested to do so by the Indemnitee, the Indemnitor shall have made reasonably adequate provision to ensure the Indemnitee of the financial ability of the Indemnitor to satisfy the full amount of any adverse monetary judgment that may result from such third party claim.

               (e) The indemnification provided in this Section 9.2 shall be the sole and exclusive remedy for any inaccuracy or breach of any representation or warranty in connection with the transactions contemplated by this Agreement or otherwise including, without limitation, any liability arising under Section 10 of the Securities and Exchange Act of 1934, as amended, or Rule 10b-5 thereunder. All amounts payable with respect to indemnification shall be considered an adjustment to the Recapitalization Distribution.

               (f) For purposes of determining under Section 9.2 if any representation or warranty in this Agreement has been breached, and for purposes of determining the amount of Warranty Losses, all references to materiality and to the requirement for an event or matter having a Material Adverse Effect shall be disregarded; provided however that the failure of the Company Stockholders to list any contract or agreement on Schedule 2.11 because such contract or agreement does not meet the dollar thresholds for inclusion contained in Section 2.11 shall not be considered a breach of Section 2.11.

               (g) The rights to indemnification under this Section 9.2 are the sole and exclusive remedies of CVC and the Companies against Company Stockholders and of the Company Stockholders against CVC and the Companies, with respect to any Environmental Matters whatsoever. CVC and the Holding Company, each on its own behalf and on behalf of its affiliates (including, without limitation, each of the Companies) and the successors and assigns of any of the foregoing, hereby waive any right to seek contribution or other recovery from Company Stockholders or any of their affiliates that any of them may now or in the future ever have under CERCLA, the Hazardous Material
Transportation Act (49 U.S.C. Section   801 et seq.), the Clean Water Act (33
U.S.C. Section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section Section 11001 et seq.), the Safe Drinking Water Act (42 U.S.C. Section Section 300f et. seq.), the Toxic Substances

Control Act, as amended (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) or any other federal, state, local or foreign law relating to Environmental Matters, the rules and regulations promulgated under any thereof and any provisions of common law providing for any remedy or right of recovery with respect to Environmental Matters (collectively, "Environmental Laws") except to the extent such matters constitute Retained Liabilities. The Company Stockholders, on their own behalf and on behalf of their affiliates, and the successors and assigns of any of the foregoing, hereby waive any right to seek contribution or other recovery from CVC or any of the Companies or any of their affiliates that any of them may now or in the future ever have under Environmental Laws except to the extent such matters constitute Assumed Liabilities. Each of CVC and the Holding Company, on its own behalf and on behalf of its affiliates (including, without limitation, each of the Companies) and their affiliates, and the corporate successors and assigns of any of the foregoing on the one hand, and the Company Stockholders on their own behalf and on behalf of their affiliates, and the corporate successors and assigns of any of the foregoing on the other hand, hereby further unconditionally releases the other from any and all claims, demands and causes of action that any of them may now or in the future ever have against each other for recovery under CERCLA or under any other Environmental Laws.

               (h) Upon making any payment to an Indemnitee for any indemnification claim pursuant to this Section 9.2, the Indemnitor shall be subrogated, to the extent of such payment, to any rights that the Indemnitee may have against any other parties with respect to the subject matter underlying such indemnification claim.

               (i)    As used in this Agreement:

                      (i) "Losses" shall mean any and all losses, liabilities, damages, penalties, obligations, awards, fines, deficiencies, interest, claims (including third party claims, whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description) resulting from, arising out of or incident to (y) any matter for which indemnification is provided under this Agreement, or (z) the enforcement by an indemnified party of its rights to indemnification under this Agreement. Notwithstanding the foregoing definition, Losses shall not include amounts recoverable solely as lost profits or other consequential damages (other than those required to be paid to a third party); provided, however, that CVC and the Companies and their affiliates shall in all events be entitled to recover, and Losses shall include in each such case, amounts representing the difference in the value between (a) the

Companies as they were represented to exist (after giving effect to any adjustments to the Recapitalization Distribution pursuant to Section 1.5) and
(b) the Companies as they actually existed on the Closing Date.

                      (ii) "Assumed Liabilities" shall mean any liabilities, claims, commitments, demands or obligations of any of the Companies other than
(a) the Retained Liabilities and (b) matters subject to indemnification under
Section 9.2(a)(v).

                      (iii) "Retained Liabilities" shall mean all liabilities, claims, commitments, demands or obligations of any of the Companies existing, or arising out of any fact or set of operative facts existing, on or prior to the Closing Date to the extent any such liabilities, claims, commitments, demands or obligations arise out of or relate to (A) the operation by any of the Companies or any predecessor of any of the Companies of any business other than the business of IKS and the IKS Subsidiaries as described in the Confidential Offering Memorandum of IKS dated March 1996 furnished by Schroder Wertheim & Co. to CVC or (B) the ownership by the Holding Company or any predecessor of the Holding Company of any assets other than the stock of IKS, including but not limited to any matter set forth on Schedule 2.2.

               (j) Notwithstanding anything to the contrary in this Section 9.2, no limitation or condition of liability provided in this Article IX (including, without limitation, the time limitations set forth in Section 9.1 and the monetary limitations and conditions set forth in Section 9.2(a)) shall apply to the breach of any of the representations and warranties contained herein if such representation or warranty was made with actual knowledge that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts therein not misleading.


                                   ARTICLE X

                                 MISCELLANEOUS

       10.1.   Interpretive Provisions.  (a) Whenever used in this Agreement,
(i) "to Company Stockholders' knowledge" or "to the knowledge of Company Stockholders" shall mean the actual knowledge of Company Stockholders' Agent and the Management Stockholders, after due inquiry, and "to CVC's knowledge" or "to the knowledge of CVC" shall mean the actual knowledge of the executive officers of CVC, after due inquiry, (ii) "including" (or any variation thereof) means including without limitation; (iii) "person" includes any individual, corporation, partnership, association, governmental authority, trust or other entity or organization; and (iv) any reference to gender shall include all genders.

               (b) For purposes of this Agreement, the Companies shall be deemed to be affiliates of Company Stockholders prior to the Closing and affiliates of CVC after the Closing.

               (c) Any matter disclosed by Company Stockholders to CVC and the Holding Company in any Schedule included in the Disclosure Schedules shall be deemed to be disclosed with respect to any other schedule so long as the relevance of the matter to such other schedule is readily apparent from the disclosure of the matter that appears in the Schedule where it is disclosed.

       10.2. Entire Agreement. This Agreement (including the Disclosure Schedules and the Exhibits hereto) constitutes the sole understanding of the parties with respect to the subject matter hereof.

       10.3. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided however, that this Agreement may not be assigned by any Company Stockholder without the prior written consent of CVC or be assigned by CVC without the prior written consent of Company Stockholders, except that (i) CVC may, at its election, assign this Agreement to any direct or indirect wholly owned subsidiary so long as (a) the representations and warranties of CVC made herein are equally true of such assignee and (b) such assignment does not have any adverse consequences to Company Stockholders (including, without limitation, any adverse tax consequences or any adverse effect on the ability of CVC to consummate on a timely basis the transactions contemplated hereby), and (c) such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as "CVC," and agreeing to be jointly and severally liable with the assignor and any other assignee for all of the obligations of the assignor hereunder; and (ii) CVC or any such assignee may make a collateral assignment of its rights (but not its obligations) under this Agreement to any institutional lender providing financing to CVC or any Company after the Closing; provided, however, in no event shall any such assignment of this Agreement or any of the rights or obligations of a party hereunder relieve the assignor of its obligations under this Agreement.

       10.4. Headings. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

       10.5. Modification and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof. At any time prior to Closing, Company Stockholders shall have the right to amend any of the Disclosure Schedules to this Agreement to reflect any matter that occurs or is discovered by Company Stockholders subsequent to the date of this Agreement.

       10.6. Expenses. Except as otherwise provided herein, Company Stockholders and CVC each shall pay all costs and expenses incurred by them or it or on their or its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of their or its own financial consultants, accountants and counsel; provided, however, that the fees and expenses of Thompson Hine & Flory P.L.L., as counsel to the Company Stockholders, shall be paid by IKS; provided, further, however, that such fees and expenses shall be accrued as a liability on the Closing Balance Sheet. In the event the Closing does not occur other than as a result of a material breach of this Agreement by the Holding Company or Company Stockholders, CVC shall pay the costs and expenses incurred by the Companies in connection with the procurement of the Financing, including the costs and expenses of Ernst & Young, LLP in relation thereto.

       10.7. Notices. Any notice, request, instruction, or other document to be given hereunder by any party hereto to any other party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, cable, telegram, telex, or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid, if to Company Stockholders to:

                      c/o Mr. Diether Klingelnberg, as Agent
                      Lichtenbuscher Str. 47
                      B-4732 Eynatten
                      Belgium
                      Telecopy:  32-87-85-39-28
               with a copy to:

                      Thompson Hine & Flory P.L.L.
                      312 Walnut Street, Suite 1400
                      Cincinnati, Ohio 45202
                      Attention:  Michael R. Oestreicher, Esq.
                      Telecopy:  (513) 241-4771

               if to CVC to:

                      Citicorp Venture Capital Ltd.
                      399 Park Avenue, 14th Floor
                      New York, New York  10043
                      Attention:  Michael A. Delaney and James A. Urry
                      Telecopy: (212) 888-2940

               with a copy to:

                      Dechert Price & Rhoads
                      4000 Bell Atlantic Tower
                      1717 Arch Street
                      Philadelphia PA 19103-2793
                      Attention: G. Daniel O'Donnell, Esq.
                      Telecopy: (215) 994-2222

or at such other address for a party as shall be specified by like notice.

       10.8. Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within that jurisdiction. Each party hereto, for itself and its successors and assigns, irrevocably agrees that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted only in the United States District Court for the Southern District of New York, United States of America or in the absence of jurisdiction, the Supreme Court of New York located in New York City and generally and unconditionally accepts and irrevocably submits to the exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby from which no appeal has been taken or is available in connection with this Agreement. Each party, for itself and its successors and assigns, irrevocably waives any objection it may have now or hereafter to the laying of the venue of any such suit, action or proceeding, including, without limitation, any objection based on the grounds of forum non conveniens, in the aforesaid courts. Each of the parties, for itself and its successors and assigns, irrevocably agrees that all process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.7 or at such other address of which the other parties shall have been notified in accordance with the provisions of Section 10.7, such service being hereby acknowledged by the parties to be effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law.

       10.9. Public Announcements. Neither Company Stockholders nor CVC shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld) except as may be required by law. If a public statement is required to be made by law, the parties shall consult with each other in advance as to the contents and timing thereof.

       10.10. No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto, and no other party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.

       10.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

       IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                             CITICORP VENTURE CAPITAL LTD.


                                             By:
                                                ----------------------------
                                                Name:
                                                Title:

                                             "Holding Company"

                                             THE KLINGELNBERG CORPORATION


                                             By:
                                                ----------------------------
                                                Name:
                                                Title:

                                             "Company Stockholders"
Name and Signature

"TKC Stockholders":



------------------------
Diether Klingelnberg


------------------------
Arndt Klingelnberg


------------------------
William T. Holloran, Trustee under
Voting Trust Agreement dated 11/19/86



------------------------
Jan Klingelnberg, Beneficiary under
Voting Trust Agreement dated 11/19/86


"Management Stockholders":


------------------------
John E. Halloran

------------------------
Edward J. Brent


------------------------
Amy K. Brent


------------------------
Thomas Meyer


------------------------
Hans Berg